UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Genta Incorporated
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GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

April 30, 2010

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Genta Incorporated on Tuesday, June 15, 2010 at 9:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960.

 The accompanying notice of Annual Meeting of Stockholders outlines the matters to be brought before the meeting, and the accompanying Proxy Statement discusses these matters in greater detail. The notice and the Proxy Statement have been made a part of this invitation.

Whether or not you plan to attend the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience. No postage need be affixed if you use the enclosed envelope and it is mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above.

We are mailing this Proxy Statement and a form of proxy on or about May 7, 2010.

Our Board of Directors and management look forward to seeing you at the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 15, 2010.

In accordance with rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to our Annual Meeting. The new rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible Web site.

 Our Proxy Statement and proxy and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are enclosed. Our Proxy Statement and proxy and our Annual Report on Form 10-K are available on our Web site at http://bnymellon.mobular.net/bnymellon/geta.

Sincerely yours,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Annual Meeting of Stockholders
April 30, 2010

The Annual Meeting of stockholders of Genta Incorporated, a Delaware corporation, will be held on June 15, 2010 at 9:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960 for the following purposes:

1.	To elect four Directors;

2.	To authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any ratio up to 1-for-100;

3.	To approve an amendment and restatement of our 2009 Stock Incentive Plan to change the number of shares of Common Stock authorized for issuance under our plan

4.	To ratify the appointment of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010; and

5.	To transact such other business as may properly come before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on April 26, 2010, the Record Date, are entitled to notice of and to vote at the Annual Meeting.

Your Vote Is Important. Whether Or Not You Plan To Attend The Annual Meeting, We Urge You To Vote Electronically Via The Internet. You May Also Complete, Date And Sign The Enclosed Proxy Card And Return It Or Vote By Telephone.

By order of the Board of Directors,

/s/ GARY SIEGEL

Gary Siegel
Interim Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

(1) Visit the Web site noted on your proxy card to vote via the Internet,
(2) Use the toll-free telephone number on your proxy card to vote by phone, or
(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

This Proxy Statement contains information related to an Annual Meeting of Stockholders of Genta Incorporated, a Delaware corporation, to be held on June 15, 2010 at 9:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960 and at any postponements or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to our stockholders on or about May 7, 2010.

In this Proxy Statement, “Genta”, “Company”, “we”, “us” and “our” refer to Genta Incorporated.

The Annual Meeting will be held for the following purposes:

1.	To elect four Directors;

2.	To authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any ratio up to 1-for-100;

3.	To approve an amendment and restatement of our 2009 Stock Incentive Plan to change the number of shares of Common Stock authorized for issuance under our plan;

4.	To ratify the appointment of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010; and

5.	To transact such other business as may properly come before the Annual Meeting.

VOTING AT THE ANNUAL MEETING

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the Annual Meeting.  The method by which you vote by proxy will in no way limit your right to vote at the Annual Meeting if you decide to attend in person.  If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Annual Meeting.

Voting Rights

Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

For Proposal 1, the election of a Director requires a plurality of the votes present, either in person or by proxy, at the Annual Meeting. For election of Directors, votes may be cast in favor of or withheld from a nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers may not vote on this proposal without instructions from the beneficial owner of the shares being voted.

For Proposal 2, the authorization of our Board of Directors to effect a reverse stock split in any ratio up to 1-for-100 requires the affirmative vote of a majority of the outstanding shares of our Common Stock. Please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the combined principal amount of the then outstanding 2010 Notes (as defined below). Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote "against" this proposal, even if they do not receive instructions from the beneficial owner.

For Proposal 3, the approval of the amendment and restatement of the 2009 Stock Incentive Plan to change the number of shares authorized for issuance requires a majority of the votes present, either in person or by proxy at the Annual Meeting. Brokers may not vote on this proposal without instructions from the beneficial owner of the shares being voted.

For Proposal 4, the ratification of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010 requires a majority of the votes present, either in person or by proxy at the Annual Meeting. Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote "against" this proposal, even if they do not receive instructions from the beneficial owner.

Only stockholders of record at the close of business on April 26, 2010, the Record Date, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments thereof. As of April 26, 2010, 754,220,449 shares of our common stock, par value $.001 per share, were issued and outstanding, 7,700 shares of our convertible Series A Preferred Stock, par value $.001 per share, were outstanding, and approximately $1.8 million of June 2008 Senior Convertible Promissory Notes (“June 2008 Notes”), approximately $0.9 million of April 2009 Senior Convertible Promissory Notes (“April 2009 Notes”), approximately $0.6 million of July 2009 Unsecured Subordinated Convertible Promissory Notes (“July 2009 Notes”), approximately $4.8 million of September 2009 Unsecured Subordinated Convertible Promissory Notes (“September 2009 Notes”), $10.0 million of March 2010 Unsecured Senior Convertible B Notes (“B Notes”), $10.0 million of March 2010 Unsecured Senior Convertible C Notes (“C Notes”), $5.0 million of March 2010 Senior Secured Convertible D Notes (“D Notes”) and approximately $1.0 million of March 2010 Senior Secured Convertible F Notes (“F Notes”) were outstanding. The June 2008 Notes, April 2009 Notes, July 2009 Notes and September 2009 Notes are collectively referred to as the “Prior Notes”.  The B Notes, C Notes, D Notes and F Notes are collectively referred to as the “2010 Notes”. Holders of our common stock are entitled to one vote per share for each proposal presented at the Annual Meeting. Holders of our Series A Preferred Stock are not entitled to vote at the Annual Meeting. Holders of all of the Prior Notes and the 2010 Notes are not entitled to vote at the Annual Meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy as you can always change your vote at the Annual Meeting. Please complete the proxy card by voting on the Internet, calling the toll-free telephone number on the proxy card, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Bank of New York Mellon Shareowner Services to act as our proxy solicitor in connection with the Annual Meeting. We have agreed to pay that firm $7,000 plus reasonable out of pocket expenses, for proxy solicitation services.

At the Annual Meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR Proposal 1, Proposal 2, Proposal 3 and Proposal 4. However, brokers may only vote on Proposal 1 and Proposal 3 if instructions are indicated on a properly executed proxy.

Questions and Answers

Q.	What am I voting on?

•	Election of four Directors (Raymond P. Warrell, Jr., M.D., Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson) for a term ending at the next Annual Meeting of Stockholders;
•
Authorizing our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any ratio up to 1-for-100, subject to the approval of holders of 66 2/3% of the combined principal amount of the then outstanding 2010 Notes;

•	Approval of a change in the number of shares authorized for our 2009 Stock Incentive Plan; and
•	Ratification of the appointment of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010.

Q.	Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of April 26, 2010 are entitled to vote shares held by such stockholders on that date at the Annual Meeting.  Each outstanding share entitles its holder to cast one vote.

Q.	How do I vote?

Vote By Internet: Visit the Web site noted on your proxy card to vote via the Internet.

Vote By Mail:  Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone:  If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card.  The telephone number is toll-free, so voting by telephone is at no cost to you.  If you vote by telephone, you do not need to return your proxy card.

Vote in Person:  Sign and date the proxy you receive and return it in person at the Annual Meeting.
If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q.	Can I access the proxy materials electronically?

This Proxy Statement, the proxy card, and our Annual Report on Form 10-K for the period ended December 31, 2009 are available on our website at http://bnymellon.mobular.net/bnymellon/geta.

Q.	Can I change my vote or revoke my proxy?

Yes.  You may change your vote or revoke your proxy at any time before the proxy is exercised.  If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy.  If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy.  Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Q.	What is the process for admission to the Annual Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification.  Your name will be verified against the stockholder list.  If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q.	What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.  As of April 26, 2010, there were 754,220,449 outstanding shares of common stock entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q.	What vote is required to approve each item?

For Proposal 1, the election of a Director requires a plurality of the votes present, either in person or by proxy, at the Annual Meeting. For election of Directors, votes may be cast in favor of or withheld from a nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers may not vote on this proposal without instructions from the beneficial owner of the shares being voted.

For Proposal 2, the affirmative vote of a majority of our outstanding shares of our Common Stock is required to authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any ratio up to 1-for-100; however, please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the combined principal amount of the then outstanding 2010 Notes. Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote "against" this proposal, even if they do not receive instructions from the beneficial owner.

For Proposal 3, the approval of a change in the number of shares authorized for issuance by the 2009 Stock Incentive Plan requires a majority of the votes present, either in person or by proxy at the Annual Meeting. Brokers may not vote on this proposal without instructions from the beneficial owner of the shares being voted.

For Proposal 4, the ratification of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010 requires a majority of the votes present, either in person or by proxy at the Annual Meeting. Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote "against" this proposal, even if they do not receive instructions from the beneficial owner.

Q.	What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the approval of a reverse stock split or ratification of independent registered public accounting firm.

Q.	What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•	FOR each of the nominees for our Board of Directors.
•	FOR the authorization of our Board of Directors to effect a reverse stock split in any ratio up to 1-for-100.
•	FOR the approval of the amendment and restatement of our 2009 Stock Incentive Plan.
•	FOR the ratification of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ended December 31, 2010.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL ONE

Election Of Directors

At the 2010 Annual Meeting, four Directors will be elected to serve a one-year term expiring at the next Annual Meeting of stockholders and until each Director’s successor shall have been elected and qualified.

Our Board has nominated Raymond P. Warrell, Jr., M.D., Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson for election as Directors to serve until the 2011 Annual Meeting of stockholders. All nominees are currently members of the Board.

Each nominee has expressed his or her willingness to serve as a Director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee becomes unavailable before the election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of Directors.

Set forth below is certain information with respect to each nominee for Director.

Nominees for Election at the Annual Meeting

Raymond P. Warrell, Jr., M.D., 60, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

The Board believes that Dr. Warrell's leadership of Genta since December 1999, extensive knowledge in the field of oncology and biotechnology products, as well as his educational and business background, position him to make valuable contributions to the Company as the Chairman of its Board of Directors.

Christopher P. Parios, 69, has been a member of our Board since September 2005. Mr. Parios has more than 37 years of pharmaceutical industry experience, including product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues. He has worked with many of the major companies in the pharmaceutical industry including Hoffmann-LaRoche, Ortho-McNeil, Pfizer, Novartis, Schering Plough, Janssen, Ortho Biotech, and Bristol-Myers Squibb. For the period 1997 to May of 2008, Mr. Parios was Executive Director of The Dominion Group, an independent healthcare consulting firm that specializes in market research, strategic planning, and competitive intelligence monitoring. In this role, he was responsible for the full range of market research, consulting, and business planning activities to facilitate informed business decisions for clients regarding product development, acquisitions, product positioning, and promotion. Mr. Parios continues to consult with the Dominion Group on a part-time basis. Previously, Mr. Parios was President and Chief Operating Officer of the Ferguson Communication Group, as well as Vice Chairman of the parent company, CommonHealth USA, a leading full-service communications resource for the healthcare industry. Mr. Parios was a partner in Pracon, Inc., a health-care marketing consulting firm from 1982 to 1991, and helped engineer the sale of that firm to Reed-Elsevier in 1989. Over a 20-year period, Mr. Parios held progressively senior positions at Hoffmann-LaRoche, Inc., most recently as Director of New Product Planning and Regulatory Affairs Management. This group established the project management system for drug development at Roche and coordinated developmental activities for such products as Versed®, Rocephin®, Roferon®, Accutane®, Rimadyl®, and Tegison®. Mr. Parios was also a member of the corporate team responsible for domestic and international product and technology licensing activities.

The Board believes that Mr. Parios’s 37 years of pharmaceutical industry experience, including experience with product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues, position him to make valuable contributions to the Company as a member of its Board of Directors.

Daniel D. Von Hoff, M.D., F.A.C.P., 62, has been a member of our Board since January 2000. Since February 2002, he has been Physician in Chief and Director of Translational Research at Translational Genomics Research Institute (TGen) in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology since January 2003 and he is also the Chief Scientific Officer, Scottsdale Clinical Research Institute since November 2005. Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. He and his colleagues were involved in the beginning of the development of many of the agents now used routinely, including: mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, CPT-11, and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies. Dr. Von Hoff’s laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient. He and his laboratory are now concentrating on discovery of new targets in pancreatic cancer. Dr. Von Hoff has published more than 531 papers, 129 book chapters, and more than 891 abstracts. Dr. Von Hoff was appointed to President Bush’s National Cancer Advisory Board for June 2004 – March 2010. Dr. Von Hoff is the past President of the American Association for Cancer Research, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder of ILEX™ Oncology, Inc. (acquired by Genzyme). He is founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics.

The Board believes that Dr. Von Hoff’s background in the development of anti-cancer compounds, along with his extensive medical background, position him to make valuable contributions to the Company as a member of its Board of Directors.

Douglas G. Watson, 65, has been a member of our Board since April 2002 and was appointed Vice Chairman of our Board and Lead Director in March 2005. From 1999 through the present, Mr. Watson is the founder and has served as Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. From 1986 to 1996, he was President of Ciba U.S. Pharmaceuticals Division, and in 1996 he was appointed President & Chief Executive Officer of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, DC. Mr. Watson became President & Chief Executive Officer of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of the Board of OraSure Technologies Inc., and Chairman of the Board of Javelin Pharmaceuticals Inc. He also serves on the boards of Dendreon Corporation and BioMimetic Therapeutics Inc.

The Board believes that Mr. Watson’s 33 years of experience at Geigy/Ciba-Geigy/Novartis, including being President of Ciba US Pharmacueticals Division and President & Chief Executive Officer of Ciba-Geigy Corporation and his experience as a director on several other biopharmaceutical companies position him to make valuable contributions to the Company as a member of its Board of Directors.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote ‘‘FOR’’ the election of each nominee as Director.

PROPOSAL TWO

Board Authorization To Effect Reverse Stock Split

Our Board of Directors is proposing that our stockholders approve a proposal to authorize our Board of Directors to effect a reverse stock split of all outstanding shares of our Common Stock, at any ratio up to 1-for-100; however, please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the combined principal amount of the then outstanding 2010 Notes. If this proposal is approved, our Board of Directors would have the authority to effect a reverse stock split at any time before our 2011 annual meeting, subject to the approval of the holders of the 2010 Notes described above. Our Board of Directors believes that approval of a proposal providing the Board of Directors with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board of Directors the flexibility to set the ratio in accordance with current market conditions and therefore allow the Board of Directors to act in the best interests of the Company and our stockholders.

If our stockholders grant the Board of Directors the authority to effect a reverse stock split, we would file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the proposed reverse stock split, in substantially the form attached to this proxy statement as Annex A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board of Directors. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the proposed reverse stock split is implemented, then the number of issued and outstanding shares of our Common Stock would be reduced.

Purpose of Proposed Reverse Stock Split

According to the terms of the Securities Purchase Agreement dated as of March 5, 2010 (the “March 2010 Purchase Agreement”) under which we issued and sold the 2010 Notes, if we do not effect a reverse stock split on or prior to September 17, 2010, we will be obligated to pay each investor who is a signatory to the March 2010 Purchase Agreement a cash payment equal to 0.75% of the principal amount of all B Notes and C Notes purchased by such investor for each day from September 18, 2010 until the reverse stock split is effected; provided, however, that we are not obligated to make any such payments in excess of 100% of the principal amount of the B Notes and C Notes purchased by the investors in the March 2010 Financing (as defined below).

Under the March 2010 Purchase Agreement we agreed to issue $25 million of units (the “2010 Units”), each 2010 Unit consisting of (i) 40% of a B Note, (ii) 40% of a C Note and (iii) 20% of a D Note.  The March 2010 Financing closed on March 9, 2010.  In connection with the sale of the 2010 Units, we also agreed to issue warrants (the “Debt Warrants”) to purchase senior unsecured convertible notes (the “E Notes”) in an amount equal to 40% of the purchase price paid for each such 2010 Unit.   The issuance of the 2010 Units and Debt Warrants in exchange for $25 million is referred to herein as the “March 2010 Financing”. In addition, in connection with the March 2010 Financing, the holders of two -thirds of the outstanding options to purchase additional April 2009 Notes issued in connection with that certain Securities Purchase Agreement dated as of April 2, 2009, by and among the Company and the Purchasers listed on Exhibit A thereto, as amended (the “Purchase Options”), and the holders of two-thirds of the outstanding rights to purchase additional April 2009 Notes issued under that certain Consent Agreement dated as of April 2, 2009, by and among the Company and the Purchasers listed on Exhibit A thereto, as amended (the “Purchase Rights”) agreed to amend the Purchase Rights and Purchase Options to, among other things, provide for the issuance of senior unsecured convertible notes in substantially the same form as the B Notes upon exercise of the Purchase Rights and Purchase Options (the “F Notes”).  The 2010 Notes, the E Notes and the F Notes are hereinafter referred to collectively as the “Notes”.

Since the conversion price of the Notes was less than the current conversion prices for all outstanding Prior Notes, the conversion price for the Prior Notes reset upon the closing of the March 2010 Financing to $0.01 per share of Common Stock, pursuant to the terms of the Prior Notes. With the reset in the conversion prices of all of our Prior Notes, plus the additional shares of common stock that the Notes convert into, we do not have sufficient authorized shares of Common Stock to effect the conversion of all outstanding Notes and Prior Notes. As a result, the Board of Directors is now seeking stockholder authorization to effect the reverse stock split.

In addition, the Board of Directors is also proposing the reverse stock split in order to attempt to reduce the number of issued and outstanding shares and to increase the per share trading value of our Common Stock. Our Board of Directors believes that the reverse stock split would be beneficial in this regard because it would increase the price of our Common Stock and decrease the number of issued and outstanding shares of our Common Stock.

An increase in the per share trading value of our Common Stock would be beneficial because it would:
•	improve the perception of our Common Stock as an investment security;
•	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;
•	appeal to a broader range of investors to generate greater investor interest in us; and
•
reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

A decrease in the number of issued and outstanding shares of our Common Stock would be beneficial for the Company because by doing so, we will have more shares available for future issuance. Specifically, as we are required to reserve for future issuance any shares underlying the Notes and the Prior Notes, effecting a reverse stock split will reduce the number of issued and outstanding shares, thereby increasing the number of shares available for future issuance upon conversion of the convertible notes (as further discussed below).

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company's shares of common stock may in fact decline in value after a reverse stock split.  You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in our Company.  However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-100:

Shares outstanding at April 26, 2010	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding
754,220,449	1-for-2	377,110,224	50%
754,220,449	1-for-5	150,844,089	80%
754,220,449	1-for-10	75,422,044	90%
754,220,449	1-for-25	30,168,817	96%
754,220,449	1-for-50	15,084,408	98%
754,220,449	1-for-100	7,542,204	99%

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.  If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split would not affect any stockholder's percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Restricted Stock Units, Warrants, Series A Convertible Preferred Stock, Convertible Promissory Notes.  In addition, we would adjust all outstanding shares of any restricted stock units, warrants, preferred stock and convertible notes entitling the holders to purchase shares of our Common Stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-2, up to 1-for-100 ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by 50%, up to 99%, respectively, and the exercise price per share would be multiplied by 2, up to 100, respectively).  However, please note that the timing and ratio of any reverse stock split approved by our Board of Directors will require the prior approval of the holders of 66 2/3% of the combined principal amount of the then outstanding 2010 Notes. Also, we would reduce the number of shares reserved for issuance under our existing 2009 Stock Incentive Plan proportionately based on the ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our Common Stock under the Securities Exchange Act.

Authorized Shares of Stock

The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. We will not change the number of shares of Common Stock currently authorized.  However, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split.

As of April 26, 2010, we had (i) 6,000,000,000 shares of authorized Common Stock, of which 754,220,449 shares of Common Stock, par value $.001 per share, were issued and outstanding, and (ii) 7,700 shares of our Series A Convertible Preferred Stock par value $.001 per share, were outstanding  (iii) approximately $1.8 million outstanding in principal amount of June 2008 Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (iv) approximately $0.9 million outstanding in principal amount of April 2009 Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (v) approximately $0.6 million outstanding in principal amount of July 2009 Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (vi) approximately $4.8 million outstanding in principal amount of September 2009 Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (vii) $10.0 million outstanding in principal amount of B Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (viii) $10.0 million outstanding in principal amount of C Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (ix) $5.0 million outstanding in principal amount of D Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, (x) approximately $1.0 million outstanding in principal amount of F Notes convertible into shares of Common Stock at a conversion rate of 100,000 shares of Common Stock for every $1,000.00 of principal, and (xi) 2,000,000 shares of authorized Series G Participating Cumulative Preferred Stock, of which no shares were issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

We will reserve for issuance any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.

There are currently not enough shares of Common Stock authorized under our certificate of incorporation to cover the shares underlying the 2010 Notes and therefore any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split will be reserved for issuance upon conversion of the 2010 Notes.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock split that will not be reserved for conversion of the 2010 Notes.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal, we will file with the Delaware Secretary of State a Certificate of Amendment to our Restated Certificate of Incorporation, as amended. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split.  Instead, any fractional share resulting from the reverse stock split because the stockholder owns a number of shares not evenly divisible by the ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or by-laws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the approval of the proposal to authorize our Board of Directors to effect a reverse stock split.

PROPOSAL THREE

Approval Of An Amendment And Restatement Of Our 2009 Stock Incentive Plan To Change The
Number Of Shares Authorized Under The Plan

On April 1, 2010, the Board approved, subject to stockholder approval at the Annual Meeting, an amendment and restatement of our 2009 Stock Incentive Plan, referred to herein as the Plan, that will decrease the total number of shares of Common Stock authorized for issuance under the plan from 83,478,929 shares to 54,738,066 shares, a decrease of 28,740,863 shares so that the share reserve is limited to 15% of the shares of Common Stock outstanding on April 1, 2010. Under the amended and restated Plan, the share reserve will be subsequently adjusted on each of September 7, 2010, January 18, 2011 and May 3, 2011 to be equal to 15% of the number of shares of common stock issued and outstanding as of each of those dates respectively. This may result in an increase or decrease in the share reserve. The Board has directed that the proposed amendment and restatement be submitted to our stockholders for their approval.

The Board believes that the availability of a Stock Incentive Plan is in the best interests of our Company and our stockholders because the availability of an adequate equity compensation program is an important factor in attracting and retaining qualified officers, employees and directors essential to our success and in aligning their long term interests with those of our stockholders. The Plan is structured to provide us with flexibility in designing equity incentive programs in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards such as restricted stock and restricted stock units. Accordingly, with the Plan, we will have a broader array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals. We will continue to rely significantly on equity incentives because we believe that such incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. When the Plan was initially approved by the Board and our stockholders in 2009, the number of shares of Common Stock reserved for issuance under the Plan was targeted at 15% of fully diluted outstanding shares. The objective of this amendment and restatement is to maintain that target percentage, but to base that percentage on shares actually issued and outstanding. Under this objective, the number of reserved shares will initially decrease, as proposed, but the total reserve will be subject to three adjustments during the period prior to the next annual meeting, which will maintain that target percentage of reserve shares. These changes will permit us to continue to operate the plan for the benefit of new participants (including new hires or employees of acquired companies), as well as to allow additional awards to current participants.

Under the amended and restated Plan, there will also be a limit on the number of shares for which incentive stock options under the federal tax laws may be granted. In addition, the annual grant to non-employee directors scheduled to be made on the date of the Annual Meeting will instead be made as soon as practicable on or shortly after the first business day following the expiration of the lock-up period under terms of the Company’s recently concluded financing transaction.

The principal terms and provisions of the Plan as amended and restated are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan filed with this Proxy Statement as Exhibit A. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal offices at 200 Connell Drive, Berkeley Heights, New Jersey 07922.

Types of Awards.  The following types of awards may be granted under the Plan: options, stock appreciation rights, stock awards, restricted stock units, dividend equivalent rights and other stock-based awards.  The principal features of each type of award are described below.

Administration.  The compensation committee of our Board of Directors will have the authority to administer the Plan. However, our Board of Directors may at any time make awards under the Plan to individuals other than executive officers and non-employee Directors. The term “plan administrator,” as used in this summary, will mean our compensation committee or the Board, to the extent each such entity is acting within the scope of its administrative authority under the Plan.

Eligibility.  Officers and employees, non-employee Directors, as well as independent consultants, advisors and contractors, in our employ or service or in the employ or service of our subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the Plan. As of April 26, 2010, approximately 20 employees (including 4 executive officers) and 3 non-employee Board members were eligible to participate in the Plan.

Securities Subject to Plan. Subject to stockholder approval of this proposal, an aggregate of 54,738,066 shares of common stock will be reserved for issuance over the term of the Plan.  This number represents  fifteen percent (15%) of the outstanding shares of the Company as of April 1, 2010. The share reserve will be subsequently adjusted on each of September 7, 2010, January 18, 2011 and May 3, 2011 to be equal to 15% of the number of shares of common stock issued and outstanding as of each of those dates respectively. If any award is forfeited or any award otherwise terminates or is cancelled without the delivery of shares of common stock, then the shares covered by such award or to which such award relates shall again become available for transfer pursuant to awards granted or to be granted under the Plan.

As of April 26, 2010, 43,715,611 shares of common stock were subject to outstanding restricted stock units under the Plan, 10,042,091 shares of common stock have been issued under the Plan and 29,721,227 shares of common stock remain available for issuance under the Plan (not including the decrease subject to stockholder approval under this proposal).

There is a limitation in the Plan, such that no participant may receive awards for more than 28,000,000 shares of our common stock in any calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute re-approval of that 28,000,000-share limitation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m).

The maximum number of shares of common stock for which options intended to be incentive stock options under the federal tax laws may be granted may not exceed 54,738,066 shares, subject to adjustment from time to time for stock splits, stock dividends and similar transactions.

The shares of common stock issuable under the Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Awards. The plan administrator will have complete discretion to determine which eligible individuals are to receive awards, the time or times when those awards are to be granted, the number of shares subject to each such award, the vesting and exercise schedule (if any) to be in effect for the award, the cash consideration (if any) payable per share subject to the award, the settlement of the awards, the maximum term for which the award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options.  Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established corporate performance objectives. The plan administrator may also grant reload options pursuant to which an optionee who delivers shares of our common stock in payment of the exercise price of an option will be granted an option for a number of shares equal to the number of shares so delivered.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Stock Appreciation Rights.  Upon exercise of a stock appreciation right as to a specific number of shares of our common stock, the holder of that right will receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our common stock on the date the right is granted. Stock appreciation rights may also be granted in conjunction with options which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

The appreciation distribution on any exercised stock appreciation right will be paid in (i) cash, (ii) shares of our common stock or (iii) a combination of cash and shares of our common stock. Upon cessation of service with us, the holder of a stock appreciation right will have a limited period of time in which to exercise that right to the extent exercisable at that time. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval:  (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock-Based Awards.  Shares may be issued under the Plan subject to performance or service-vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient.  The plan administrator may also grant other stock-based awards that entitle the holder to receive shares of common stock or payment in cash or otherwise of amounts based on the value of the shares of common stock.

Restricted Stock Units.  Shares of our common stock may also be issued under the Plan pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

Dividend Equivalent Rights.  Dividend equivalent rights may be issued in tandem with other awards made under the Plan.  Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution which is made per issued and outstanding share of common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of our common stock or may be deferred to a later date. The plan administrator will determine whether such payment will be made in cash, in shares of our common stock or in another form and whether they will be conditional.

Director Grant Program.  Under the Plan, our non-employee Board members will automatically receive the following grants periodically as follows:

Initial Grants.  On July 16, 2009 (the "Initial Grant Date"), each non-employee Board member was granted an award of 695,658 restricted stock units.  Each individual who is first elected or appointed as a non-employee Board member at any time thereafter will automatically be granted on the date of such election or appointment, an award in the form of shares of common stock.  The number of shares subject to such award will be equal to the lower of (i) 0.125% of the fully diluted outstanding shares of the Company as of the date of such election or appointment (as determined by the Company and rounded up to the nearest whole share) or (ii) the number of shares subject to the awards granted to a Director on the Initial Grant Date (as adjusted for stock splits, stock dividends, recapitalization and other similar events).

Annual Grants. Except as otherwise described below with respect to 2010, on the date of each annual stockholders meeting each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member will automatically be granted an award (the “Annual Award”) in the form of shares of common stock and/or options with a value equal to the Applicable Annual Amount. For such purposes, the value of the Annual Award shall be calculated as follows:  (A) the value of an option share shall be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board (“FASB”) for purposes of the Company’s financial statements under SFAS 123R (or any successor provision); and (B) the value of a share subject to the award shall be equal to the fair market value of per share of common stock on the award date. The Applicable Annual Amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00. Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year within the foregoing limitations. The Annual Award for 2010 will be made as soon as practicable on or shortly after the first business day following the expiration of the lock-up period under terms of the Company’s recently concluded financing transaction.

Vesting of Awards and Issuance of Shares. The restricted stock units granted on the Initial Grant Date vested on the date of the 2009 Annual Meeting. The shares of common stock subject to each award granted to a newly-elected or appointed non-employee Director and each Annual Award will be fully vested on the date of grant.

Stock Awards. The following table sets forth, as to our non-employee Directors and Chief Executive Officer, our interim chief financial officer and our two other executive officers, the number of shares of our common stock subject to restricted stock unit awards granted from January 1, 2009 through April 26, 2010.

Name and Principal Position	Number of Shares subject to Restricted Stock Unit Grants (#)
Non-employee Directors
Christopher P. Parios	695,658
Daniel D. Von Hoff, M.D.	695,658
Douglas G. Watson	695,658
All current non-employee directors as a group (3 directors)	2,086,974
Raymond P. Warrell, Jr. M.D.
Chairman and Chief Executive Officer	26,474,679
Gary Siegel
Vice President, Finance	2,941,631
Loretta M. Itri, M.D.
President, Pharmaceutical Development and Chief Medical Officer	9,071,990
W. Lloyd Sanders
Senior Vice President and Chief Operating Officer	4,412,446
All current executive officers as a group (4 persons)	42,900,746

All other employees (15 persons)	17,320,322

New Plan Benefits

No awards have been granted based on the increase to the share reserve subject to this proposal. However, each of Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson will be granted shares of common stock under the director grant program as soon as practicable or shortly after the first business day following the expiration of the lock-up period under terms of the Company’s recently concluded financing transaction with a fair market value that shall not exceed $100,000 on such grant date.

General Provisions

Vesting Acceleration. In the event we should experience a change in control, then unless otherwise provided in the award agreement, each outstanding award will automatically accelerate in full and the plan administrator may terminate any outstanding awards. A change in control will be deemed to occur for purposes of the Plan in the event (a) of stockholder approval of a merger or consolidation, (b) of stockholder approval of a sale of all or substantially all our assets, (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities without the consent of the Board, (d) there is a change in the majority of our Board of Directors as a result of one or more contested elections for Board membership or (e) the stockholders approve a plan of complete liquidation.

The acceleration of vesting in the event of a change in control may be seen as an anti-takeover provision and may have the affect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Changes in Capitalization.  In the event of any increase or decrease in the number of shares of our common stock resulting from any stock split, reverse stock split, stock dividend, combination or reclassification of shares, or other increase or decrease effected without our receipt of consideration proportionate adjustments will be made to: (i) the maximum number of securities issuable under the Plan; (ii) the maximum number of securities for which any one person may be granted awards under the Plan; (iii) the maximum number of securities subject to an initial award under the director grant program; and (iv) the maximum number of securities for which incentive stock options may be granted; and (v) the price per share in effect for outstanding awards.  Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation.  The fair market value per share of our common stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Over the Counter Bulletin Board. On April 26, 2010, the fair market value per share of our common stock determined on such basis was $0.1025.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our common stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

A participant will have full stockholder rights with respect to any shares of common stock issued to him or her under the Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of common stock subject to a restricted stock unit until that award vests and the shares of common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election.  The plan administrator may provide one or more holders of awards under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards.

Amendment and Termination.  Our Board may amend or modify the Plan at any time subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded.  The Plan will terminate on July 8, 2019 subject to any earlier termination by the Board.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the Plan.

Option Grants.  Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount  realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.  Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right.  The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards.  The recipient of vested shares of common stock will recognize ordinary income at the time those shares are issued. The recipient of unvested shares of common stock  issued under the Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award.  The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the Plan will remain deductible by us without limitation under Section 162(m).  However, any compensation deemed paid by us in connection with shares issued under stock awards or restricted stock units will be subject to the $1 million limitation.

Accounting Treatment.  Pursuant to the accounting standards established by the Financial Accounting Standards Board (FASB), we will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the Plan. Accordingly, stock options and stock appreciation rights which are granted to our employees and non-employee Board members and payable in shares of our common stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Required Vote

The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the 2010 Annual Meeting is required for approval of the amendment and restatement of the Plan. Should such approval not be obtained, then the share reserve under the Plan will not be decreased or otherwise adjusted. However, awards may be made under the Plan until the earlier of the date of all the shares of common stock currently reserved for issuance under the Plan have been issued or any earlier expiration of the Plan.

Recommendation of the Board of Directors

The Board believes that this proposal is in the company’s best interests and in the best interests of our stockholders and recommends a vote “FOR” the approval of an amendment and restatement to our 2009 stock incentive plan.

PROPOSAL FOUR

Ratification Of The Appointment Of Our Independent Registered Public Accounting Firm

The Board has selected the firm of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ending December 31, 2010, subject to ratification by our stockholders at the Annual Meeting. Amper Politziner & Mattia, LLP was our independent registered public accounting firm for the year ended December 31, 2009.

Representatives of Amper Politziner & Mattia, LLP are expected to be present at the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Amper Politziner & Mattia, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, as permitted, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

The Board and its Committees

The Board currently consists of four directors. They are Raymond P. Warrell, Jr., M.D., Christopher P. Parios, Daniel D. Von Hoff, M.D., and Douglas G. Watson. Dr. Warrell is Chairman of the Board. Mr. Watson serves as Lead Director, since Dr. Warrell is both the Chief Executive Officer and Chairman of the Board. The Board has determined that, except for Dr. Warrell, all of the members of the Board are “independent directors”. Dr. Warrell is not considered independent, as he also holds the position of Chief Executive Officer of the Company.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board held eighteen meetings during the year ended December 31, 2009. The Audit Committee held four meetings and the Compensation Committee held two meetings. No formal meetings were held by the Nominating and Corporate Governance Committee, as the independent directors of the Board acted as a whole on nominating and corporate governance matters. Independent directors of the Board held three executive sessions at which only independent directors were present. Each member of the Board attended no fewer than 94% of the total number of meetings of the Board and the committees of which he was a member. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis. Our leadership structure combines the Chairman of the Board and Chief Executive Officer roles into one position.  Currently, Dr. Warrell serves as Chairman of the Board and Chief Executive Officer of our company.  Since 2005, our Board has also designated a Lead Director who acts as the leader of the independent Directors of the Board and as chairperson of the executive sessions of our independent Directors, serves as a non-exclusive intermediary between the independent Directors and management, including our Chairman of the Board and Chief Executive Officer, provides input to the Chairman in planning agendas for Board meetings and facilitates discussions among the independent Directors as appropriate between Board meetings. Currently, Mr. Watson serves as our Lead Director.  Our Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, the current stage of development and commercialization of our products and product candidates and other relevant factors. After considering these factors, our Board has determined that the combined roles of Chairman of the Board and Chief Executive Officer, along with a Lead Director, is an appropriate board leadership structure for our company at this time.

The Board is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. Through our Chairman of the Board and Chief Executive Officer, and other members of management, the Board receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.  Furthermore, the Compensation Committee and Audit Committee work together to review any potential short-term or long-term risks as a result of the current decisions of the Company's management.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee currently consists of Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson. Mr. Watson serves as Chairman of this Committee. Each member of the Audit Committee is independent. The Board has also determined that Mr. Watson fulfills the SEC criteria as an audit committee financial expert. Pursuant to the Audit Committee’s charter adopted by the Board, the purposes of the Audit Committee include reviewing the procedures and results of our external auditing functions, providing a direct communication link to the Board from our external auditing staff and our Chief Financial Officer or his equivalent and helping assure the quality of our financial reporting and control systems. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm that examines our financial statements. A copy of this committee’s charter is available on our website at www.genta.com.

Compensation Committee

The Compensation Committee currently consists of Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson. Mr. Watson serves as Chairman of this Committee. Each member of the Compensation Committee is independent. The primary purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of our executive officers, review the amount and form of compensation payable to our executive officers and report to the Board on an annual basis, making recommendations regarding compensation of our executive officers. In addition, the Compensation Committee administers our equity compensation plans. A copy of this committee’s charter is available on our website at www.genta.com. The Compensation Committee, along with the Audit Committee of the Board, reviews any potential short-term or long-term risks as a result of its compensation practices.  The Committees believe that these risks are not reasonably likely to have a material adverse effect on the Company.  Nonetheless, the Compensation Committee, working with the Audit Committee, seeks to mitigate these risks to the extent possible.

Nominating and Corporate Governance Committee

No formal meetings were held by the Nominating and Corporate Governance Committee, as the independent directors of the Board acted as a whole on nominating and corporate governance matters. The purpose of the Nominating and Corporate Governance Committee are to identify and recommend individuals qualified for nomination to serve on our Board and its committees, ensure that the performance of the Board is reviewed, develop and recommend corporate governance principles to the Board and ensure that an appropriate governing structure with respect to the Board and its committees is in place so that the Board can perform a proper review function. A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.genta.com.

 In assessing candidates as Director nominees, whether recommended by this committee or stockholders, the committee considers the following criteria:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.

•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. In order for a stockholder to make a nomination, the stockholder must comply with the advance notice provision of Section 14 in Article II of our by-laws. The stockholder must provide a written notice along with the additional information required by our by-laws to our Corporate Secretary at our address listed on the top of page one of this Proxy Statement. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Company.

Compensation of Directors

Our non-employee Directors earn $15,000 per year for their services. Non-employee Directors earn an additional $1,500 for each Board meeting and $1,000 for each committee meeting attended in person and $750 for each Board or committee meeting attended telephonically. The Lead Director and each non-employee Chairperson of each committee of the Board earn annual cash compensation of $5,000. Non-employee Directors receive $2,500 per day for Board or committee activities outside of normal activities. Due to the Company’s inability to raise capital and in order to conserve cash, none of the amounts earned by each Director was paid during 2009.

Currently, under our 2009 Stock Incentive Plan, on the date of each annual stockholders meeting, beginning with the 2010 Annual Meeting of Stockholders, each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member will automatically be granted an award in the form of fully vested shares of common stock and/or options with a value not to exceed $100,000.00. Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year. The applicable annual amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00.

Each individual who is first elected or appointed as a non-employee Board member at any time after the 2009 Annual Meeting of Stockholders shall automatically be granted on the date of such election or appointment, an award in the form of fully vested shares of common stock and/or options with a value equal to the applicable annual amount.  Our Compensation Committee will have the sole discretion to determine the amount and type of award for each year. The applicable annual amount will be determined by the Compensation Committee on or before the date of the grant, but in no event will such amount exceed $100,000.00.

The following table sets forth certain information regarding compensation earned by the following non-employee Directors of the Company during the year ended December 31, 2009:

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin J. Driscoll (3)	$33,000	-	-	-	-	-	$33,000
Christopher P. Parios	$39,750	$274,785	-	-	-	-	$314,535
Daniel D. Von Hoff, M.D.	$29,250	$274,785	-	-	-	-	$304,035
Douglas G. Watson	$45,500	$274,785	-	-	-	-	$320,285

(1)
Reflects the dollar amount earned by the non-employee Director during 2009. Due to the Company’s inability to raise capital and in order to conserve cash, no fees were paid to any Director during 2009.

(2)	These amounts reflect grants of restricted stock units. The dollar amounts for the awards represent the grant-date fair value-based amounts of the restricted stock units.

(3)	Mr. Driscoll resigned from the Board effective August 26, 2009.

Stockholder Communications to the Board

The Board has provided a process for stockholders to communicate with our Directors. Stockholders and other interested parties who wish to communicate with our Directors may address their correspondence to the Board, to the non-employee Directors or any other group of Directors or committee of the Board or to a particular Director, in care of our Corporate Secretary at our address listed on the top of page one of this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has determined that, except for Dr. Warrell, all of the members of the Board are “independent directors”. Dr. Warrell is not considered independent, as he is an executive officer of the Company.

Review, Approval or Ratification of Transactions with Related Persons

We have set forth certain policies and procedures with respect to the review and approval of related-party transactions. Specifically, pursuant to our Audit Committee Charter, the Audit Committee is required to review and approve any related-party transactions. In connection with such review and approval, the Audit Committee may retain special legal, accounting or other advisors and may request any of our officers or employees or our outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee as well as perform any other activities consistent with the Audit Committee Charter, our by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all our Directors and employees, including our principal executive officer and principal financial officer. A copy of the Code is currently available on our website at www.genta.com.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Our executive officers are:

Raymond P. Warrell, Jr., M.D., 60, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Gary Siegel, 52, joined Genta in May 2003 as Director, Financial Services, was appointed Senior Director, Financial Services in April 2004 and was appointed Vice President, Finance in September 2007. During his tenure at Genta, Mr. Siegel has been accountable for the day-to-day accounting and financial operations of the Company including public and management reporting, treasury operations, planning, financial controls and compliance. Mr. Siegel became an executive officer of the Company and assumed the role of interim Principal Accounting Officer, interim Principal Financial Officer and interim Corporate Secretary, effective February 29, 2008. Prior to joining Genta, he worked for two years at Geller & Company, a private consulting firm, where he led the management reporting for a multi-billion dollar client. His twenty-four years of experience in the pharmaceutical industry include leadership roles at Warner-Lambert Company and Pfizer Inc., where he held positions of progressively increasing levels of responsibility including Director, Corporate Finance and Director, Financial Planning & Reporting.

Loretta M. Itri, M.D., F.A.C.P., 60, has been our President, Pharmaceutical Development and Chief Medical Officer since May 2003, prior to which she was Executive Vice President, Pharmaceutical Research and Development and Chief Medical Officer. Dr. Itri joined Genta in March 2001. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for NDA approvals for Procrit® (epoetin alpha), that company’s largest single product. She had similar leadership responsibilities for the approvals of Leustatin®, Renova®, Topamax®, Levaquin®, and Ultram®. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical development programs in immunology, infectious diseases, antivirals, AIDS, hematology and oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, the first successful Product License Application (PLA) for any interferon product (Roferon-A®; interferon alfa) was compiled. Dr. Itri is married to Dr. Warrell, our Chief Executive Officer and Chairman.

W. Lloyd Sanders, 49, assumed the position of Senior Vice President and Chief Operating Officer in March 2008. He had been our Senior Vice President, Commercial Operations since October 2006. Mr. Sanders joined Genta in January 2006 as Vice President, Sales and Marketing. He has twenty years of experience in the pharmaceutical industry. Prior to joining Genta, Mr. Sanders was associated with Sanofi-Synthelabo, and subsequently Sanofi-Aventis. From October 2004 through January 2006 he was Vice-President, Oncology Sales for the combined companies. In that role, he had key product sales responsibility for Eloxatin® (oxaliplatin), Taxotere® (docetaxel), Anzemet® (dolasetron mesylate), and ELITEK® (rasburicase). He led the successful restructuring, integration, deployment, strategic development, and tactical execution of the merged companies’ sales forces. He was responsible for national account group purchasing organizations contracting strategy and negotiations, and he shared responsibility for oncology sales training and sales operations. From October 2002 through October 2004, Mr. Sanders was Area Vice President, Oncology Sales. He led the 110-member team that achieved record sales for an oncology product launch with Eloxatin®. From 1987 until 2002, he held positions of progressively increasing levels of responsibility at Pharmacia, Inc. (now Pfizer), most recently as Oncology Sales Director, West/East. Mr. Sanders holds a Bachelor of Business Administration from Memphis State University.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for overseeing our compensation and benefit policies, evaluating senior executive performance, and determining compensation for our senior executives, including our executive officers. The Committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The individuals who serve as our Chairman of the Board and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), as well as the other individuals included in the Summary Compensation Table below, are referred to as the ‘‘executive officers’’.

Compensation Philosophy and Objectives

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholders’ interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

• Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

• Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

• Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

Role of Executive Officers in the Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of our executive officers. The CEO reviews the performance of our executive officers and except for the President, Pharmaceutical Development and Chief Medical Officer (who is the spouse of the CEO), the CEO makes recommendations to the Committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the President, Pharmaceutical Development and Chief Medical Officer, the Committee in its sole discretion determines the amount of any adjustments or awards.

Establishing Executive Compensation

Compensation levels for our executive officers are determined through comparisons with other companies in the biotechnology and pharmaceutical industries, including companies with which we compete for personnel. To determine external competitiveness practices relevant to the executive officers, we review data from two industry surveys of executive compensation: Radford Biotechnology Compensation Survey and Organization Resources Counselors (collectively, “External Market Data”). Due to macroeconomic factors in the global economy during 2008 and 2009, the Committee did not feel that changes in executive compensation required repurchase of these data to establish an updated database for decision-making.

In 2007, the Committee retained Towers Perrin, a leading compensation consultant with expertise in biopharmaceutical industry compensation practices, to assist in its analysis of executive compensation. Towers Perrin provided a third-party perspective based on extensive knowledge of the industry and advised the Committee of developments in the design of compensation programs and provided benchmarks against which to compare our total compensation packages. Towers Perrin conducted a peer group analysis in order to weigh the competitiveness of the Company’s overall compensation arrangements. The peer companies were: Allos Therapeutics, Ariad Pharmaceuticals, Avalon Pharmaceuticals, Cell Genesys, Cell Therapeutics, Favrille, Hana Biosciences, Introgen Therapeutics, NeoPharm, Pharmacyclics, Poniard Pharmaceuticals, Spectrum Pharmaceuticals, Telik and Vion Pharmaceuticals. These companies were selected for the peer group because, like Genta, they were oncology focused, public pharmaceutical companies with products in mid to late-stage development.

In 2008, the Committee retained Aon Radford Consulting (a nationally recognized compensation consulting firm with specific expertise in dealing with the equity issues of biopharmaceutical companies) to conduct a review of market trends related to equity compensation in consideration of the fact that the Company’s 1998 Plan would be expiring in May 2008.  The peer group companies used for that analysis were: Access Pharmaceuticals, Inc., AMDL, Inc., Celsion Corp., Idera Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Opexa Therapeutics, Inc., Oscient Pharmaceuticals Corp., Poniard Pharmaceuticals, Inc., SEQUENOM, Inc. and Targeted Genetics Corp. These companies were selected because, like Genta, they were oncology focused, public pharmaceutical companies with products in mid to late-stage development. Due to limited resources, the Committee did not retain a compensation consultant for 2009, and rather relied on external market data and analyses provide by Towers Perrin and Aon Radford Consulting for past years in determining to keep executive compensation levels unchanged for 2009.

In establishing compensation levels, it is the Committee’s objective to target total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions. However, in determining the compensation for each executive officer, the Committee also considers a number of other factors including: an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of our business objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its analysis of that individual’s performance and contribution to our performance. In addition, in light of our stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance our research and development efforts.

Other Factors Influencing 2009 Compensation for Executive Officers

Our potential products are in various stages of research and development and limited revenues have as yet been generated from product sales. As a result, the Committee does not believe the use of traditional performance standards, such as corporate profitability, is appropriate in the evaluation of our performance or the performance of our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends noted (in the External Market Data, peer group analysis and by consulting services provided in prior fiscal years), as well as the extent to which the business and individual executive officers’ objectives are achieved. Such objectives are established by the Committee and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured against quantifiable objectives.

Among the significant business objectives achieved during 2009 were the following: initiation of the first Genta-sponsored clinical trial of tesetaxel; completion of enrollment into AGENDA, the Company’s Phase 3 trial of Genasense® in patients with advanced melanoma; the sale of convertible notes, common stock and warrants in three offerings that raised aggregate gross proceeds of $19 million; and release of initial data from AGENDA.  While the initial results from AGENDA were insufficiently positive to support refiling of regulatory applications for marketing approval, the key endpoints of overall survival and durable response were too early to evaluate. The Company was therefore required to rapidly adjust by reducing operations, controlling cash expenditures, reducing workforce, and determining additional financing options if operations were to continue.  These milestones and performance requirements were considered carefully in evaluating executive performance and making determinations regarding executive compensation.

Three significant factors warranted very substantial weight in evaluating our business performance and in making executive compensation decisions. These factors were: 1) the initial results of AGENDA that effectively deferred any potential commercial launch of Genasense® by at least one additional year; 2) our receipt of a complete response letter from the FDA regarding the Company's amended New Drug Application (NDA) for the use of Genasense® plus chemotherapy in patients with chronic lymphocytic leukemia (CLL) determining that the FDA would not approve the NDA without an additional clinical trial; and 3) our inability to close a licensing or partnership deal for Genasense®, tesetaxel, Ganite® or oral gallium compound before the close of the fiscal year.

The Committee reviewed peer analysis data, the compensation history of each executive officer, including their annual salary, cash incentive bonus and stock option awards. Due to the Company’s failure to meet critical business and financial objectives (described above), Dr. Warrell recommended that, for the third consecutive year, there not be any annual salary increases and that no incentive bonuses be paid to any employee, including executive officers. The Committee approved this recommendation. Dr. Warrell’s salary that was otherwise payable pursuant to his employment agreement had been decreased by 15% with his consent by the Committee effective January 1, 2008. The Committee also considered Drs. Warrell and Itri’s voluntary deferral of the cash portion of their salaries for the period from April 19, 2008 through August 17, 2008 in order to conserve cash.  In order to conserve cash, Drs. Warrell and Itri again elected to defer the cash portion of their salaries from January 5, 2009 through July 3, 2009. The deferred amounts, totaling approximately $815,000 have been accrued as a liability and have not been paid.  The equity-based long-term incentive compensation and total compensation level (annual salary, incentive bonus and equity based compensation) for each of the executive officers was below the median (50th percentile) for those of comparable companies.

Elements of Executive Compensation

Our compensation package for executive officers generally consists of annual cash compensation, which includes both fixed (annual salary) and variable (cash incentive bonus program) elements; long-term compensation in the form of stock options and other perquisites. The main components are annual salary, cash incentive bonus and stock options, all of which are common elements of executive compensation pay in general and throughout the biotechnology and pharmaceutical industry.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers, if any, are generally effective at the beginning of each year. As noted above, there were no annual salary increases for 2008,  2009 or 2010.

Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity. In consideration of our cost-reduction and cash conservation measures, there were no annual salary increases for 2008, 2009 or 2010.  Dr. Warrell’s base salary was decreased by the Committee by 15% effective January 1, 2008. In addition, in order to further conserve our cash resources, Drs. Warrell and Itri deferred the cash portions of their salaries from April 19, 2008 through August 17, 2008, and again agreed to defer a portion of their salaries effective January 5, 2009 through July 3, 2009.  The deferred amounts, totaling approximately $815,000 have been accrued as a liability and have not been paid.

Cash Incentive Bonus Program

The target cash incentive bonus program award for the CEO (forty percent of annual salary) and the President, Pharmaceutical Development and Chief Medical Officer (thirty percent of annual salary) is based on the terms of their employment agreements. The Committee determines the annual target for the other executive officers each year based on external competitiveness and internal equity. Based on the External Market Data, the target amounts for executive officers who were Senior Vice Presidents and Vice Presidents were established at thirty percent and twenty-five percent of annual salary, respectively. As noted above, there were no cash bonuses paid to any of the executive officers for either 2008 or 2009.

Typically, we award cash incentive bonuses to employees, including the executive officers, as a reward and recognition for contributing to our achievement of specific annual business objectives established by the Committee at the beginning of the year. All employees are eligible for a form of cash incentive bonus, although payment of a cash incentive bonus is made at an individual level each year contingent upon overall performance of the Company. However, as described above, the business performance of the Company was insufficient in 2009 to warrant the payment of cash incentive bonuses to our employees, including executive officers.

Equity-Based Compensation

We grant equity-based compensation to employees, including executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant equity awards on a broad basis to encourage all employees to work with a long-term view. Stock options are inherently performance-based because they deliver value to the option holder only if the value of our stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for employees who remain with us to contribute to the overall long-term success of the business. We also award restricted stock units (“RSUs”) because we believe RSUs are an appropriate vehicle to align the employee’s interests with those of our stockholders. Because equity compensation is a significant component of our compensation package, the Committee adopted our 2009 Stock Incentive Plan to replace the Company’s 1998 Stock Incentive Plan and 1998 Non-Employee-Directors Stock Option Plan.

Equity Award Exchange Offers

On July 9, 2009, our Board approved an Equity Award Exchange Offer Program to non-employee Directors whereby each non-employee Director was given the opportunity to exchange their outstanding stock options to purchase shares of Genta common stock for new replacement restricted stock units ("New RSUs") provided the 2009 Stock Incentive Plan (“the Plan”) had been approved by our stockholders, and this Plan was approved by our stockholders.  Our outstanding options have exercise prices that are significantly higher than the current market price of our common stock.  For this reason, the Board believed that these options had little or no current value as an incentive to retain and motivate non-employee Directors, and unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New RSUs, our Board intended to provide our non-employee Directors with the benefit of receiving equity awards that over time may have a greater potential to increase in value, and thereby create better incentives for our non-employee Directors to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

On August 26, 2009 the Committee approved an Equity Award Exchange Offer Program for all U.S. employees whereby each employee was given an opportunity to exchange his/her outstanding stock options that had been granted under the Company’s 1988 Stock Incentive Plan, as amended, to purchase shares of our common stock for new replacement RSUs. All eligible employees submitted their eligible stock options for cancellation, and accordingly, each employee was granted a RSU award on August 31, 2009.

Determining The Timing And Exercise Price Of Equity-Based Compensation

There is no established practice of timing equity grants in advance of the release of favorable or unfavorable financial or business results. Grants of stock options or RSUs to Section 16 officers are made only at duly convened meetings of the Committee. Performance awards for existing executive officers and employees are typically made in connection with the annual review process which occurs in January each year.  Stock options or RSUs relating to these performance awards are then usually granted in the January meeting of the Committee. Equity awards for newly hired executives are typically made at the next scheduled Committee meeting following the executive’s hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date. In 2009, the Company’s 1998 Stock Incentive Plan had expired, and a new Stock Incentive Plan was not approved by our stockholders until the middle of 2009. Thus, the RSU grants and Equity Award Exchange Offer Program was not approved by the Committee until the first Committee meeting following stockholder approval of the Plan.

Retirement Benefits

All employees are eligible to participate in the Genta Incorporated Savings & Retirement Plan (Savings Plan), a tax-qualified retirement savings plan, which allows employee contributions to the Savings Plan on a before-tax basis in an amount up to the lesser of 50% of the employee’s annual salary or a limit prescribed by the Internal Revenue Service. All contributions to the Savings Plan are fully vested upon contribution. We provide retirement benefits to our employees because we believe retirement benefits are an integral part of employee benefit programs within the biotechnology and pharmaceutical industry.

Perquisites

None of our executive officers other than our Chief Executive Officer and President, Pharmaceutical Development and Chief Medical Officer have perquisites in excess of $10,000 in annual value. Our Chief Executive Officer and President, Pharmaceutical Development and Chief Medical Officer have employment agreements that provide for the perquisites discussed under the heading “Employment Agreements”.

Severance Benefits

We have adopted a severance pay program for nearly all of our employees, including executive officers, except for Drs. Itri and Warrell, who are eligible for severance benefits under the terms of their employment agreements as described under the heading “Employment Agreements”. The severance pay program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored workforce reduction or a change in control of our company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other of our constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.

These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent.

Although there are differences in the benefit levels depending on the employee’s job level, the basic elements are comparable for all employees, except for Drs. Itri and Warrell as noted above, and for Messrs. Sanders and Siegel, as noted below:

→ Double trigger. Unlike ‘‘single trigger’’ plans that pay out immediately upon a change in control, Genta’s severance pay program requires a ‘‘double trigger’’ – a change in control followed by an involuntary loss of employment within one year thereafter. This is consistent with the purpose of the program, which is to provide employees with financial protection upon loss of employment.

→ Covered terminations. Employees may be eligible for payments, if there is either a workforce reduction or if within one year of a change in control, their employment is terminated without cause by the Company.

→ Severance payment. Subject to signing a release, eligible terminated employees may receive severance.

→ Benefit continuation. Subject to signing a release, basic health and dental insurance may be continued following termination of employment.

→ Accelerated vesting of equity awards. Upon a change in control, any unvested equity awards become vested.

Certain Severance Arrangements

In the event of their termination as a result of a reduction in force or change in control, Mr. Sanders and Mr. Siegel are eligible for up to 24 weeks of severance equal to $131,538 and $96,923, respectively, paid in portions on a bi-weekly basis and not as a lump sum. Mr. Sanders and Mr. Siegel are also eligible to continue their health/dental benefits at the Company’s expense for up to four months, with an estimated value of $7,116 each. Drs. Itri’s and Warrell’s eligibility for severance payments are described under the heading “Employment Agreements”.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The RSUs awarded as a component of equity compensation do not qualify as performance-based compensation. However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

2009 Objectives and Executive Compensation Guidelines

Our business objectives for 2009 included: completing enrollment of the phase 3 AGENDA trial of Genasense® in patients with advanced melanoma; public release of information regarding analysis of progression-free survival and overall response from AGENDA; initiating and completing enrollment of  a dose-ranging study of tesetaxel; and ongoing financing and business development activities that will further the development and commercialization of our products. All of these business objectives were achieved during 2009.

2010 Objectives and Executive Compensation and Bonus Guidelines

At present, the 2010 compensation guidelines are comparable to the 2009 guidelines with respect to the following: components of compensation; anticipated salary adjustments; cash incentive bonus targets and equity-based compensation. The Committee will make adjustments if necessary based on their assessment of a variety of factors including: industry trends; competitive market data; business objectives and corporate performance.

As part of their compensation package, the Company’s named executive officers have the opportunity to earn annual cash incentive awards. The Company’s named executive officers include all of its executive officers and are referred to herein as the executive officers. Cash incentive awards are designed to reward superior executive performance while reinforcing the Company’s short-term strategic operating goals. If warranted in special circumstances, individual one-time discretionary bonuses may also be awarded to the Company’s executive officers during the course of the year.

Each year, in considering annual bonuses, the Committee evaluates the annual performance of the individual executives, focusing on the executive’s performance in his or her area or areas of functional responsibility relative to the achievement of the Company’s annual corporate goals and other significant corporate accomplishments.  Beginning with fiscal year 2004, and subject to adequacy of the Company’s resources, cash incentive awards have been based on achievement of pre-established Company objectives and individual goals established by the Committee in consultation with the CEO for each executive officer and, for executive officers other than the CEO, a subjective review of that individual’s performance relative to the overall priorities and strategies of the Company. The Company’s strategic plan and individual performance targets include successful partnering transactions, and other strategic plan metrics, operational and financial metrics, regulatory compliance metrics, and timely delivery of specific programs, plans, and budgetary objectives identified by the Committee.

In 2010, the Company’s strategic plan will focus on:

• Closing one or more licensing agreements for tesetaxel;

• Execution of all clinical research, regulatory and compliance activities related to follow-up and completion of the Company’s Phase 3 trial of Genasense® (known as AGENDA) in patients with advanced melanoma;

• Conserving the Company’s existing cash position;

• Successful execution of financing plans to strengthen the Company’s capital position; and

• Advancing the Company’s clinical and non-clinical pipeline of product candidates.

In 2010, Dr. Warrell’s individual performance goals will focus on his areas of responsibility in his capacity as Chairman of the Board and CEO of the Company, as well as the senior manager for oversight of the departments of Legal Affairs, Corporate Communications, Research and Development, Business Development, and Quality Assurance (co-managing the latter with Dr. Itri). These activities will principally center upon his ability to secure adequate financing of the Company, the closing of one or more licensing transactions that will provide non-dilutive capital to the Company, advancing the Company’s pipeline of therapeutic product candidates, and maintaining stockholder confidence in management and the Company.  Dr. Warrell’s specific performance goals and the relative weight of each goal include:

• Closing one or more licensing agreements for tesetaxel (weighted at 20% of the potential bonus award);

• Conserving the Company’s existing cash position (weighted at 40% of the potential bonus award);

• Executing financing plans to strengthen the Company’s capital position (weighted at 10% of the potential bonus award);

• Implementing and managing the Company’s short- and long-term strategic plans (weighted at 10% of the potential bonus award);

• Managing legal affairs of the Company to streamline processes and conserve resources (weighted at 5% of the potential bonus award);

• Maintaining the effectiveness of patent and proprietary protections over the Company’s pipeline of product candidates (weighted at 5% of the potential bonus award); and

• Maintaining stockholder confidence in the Company by managing investor and public relations (weighted at 10% of the potential bonus award).

In 2010, Mr. Siegel’s individual performance goals will focus on his role as Vice-President, Finance.  Mr. Siegel is also expected to play a key role in Strategic Planning, development and validation of financial forecasts for Business Development, and compliance with financial laws and regulations.  Mr. Siegel’s specific performance goals and the relative weight of each goal include:

• Timely reporting of all financial, tax, and regulatory compliance documents (weighted at 50% of the potential bonus award);

• Effectively interacting with the Company’s auditors (weighted at 10% of the potential bonus award);

• Timely and effective interaction and responsiveness to the Audit Committee of the Board (weighted at 5% of the potential bonus award);

• Managing the Company’s accounts receivable, accounts payable, and payroll (weighted at 15% of the potential bonus award); and

• Effectively managing and interacting with the Company’s legal advisors on matters related to the SEC and other regulatory and legal authorities (weighted at 20% of the potential bonus award).

In 2010, Dr. Itri’s individual performance goals will focus on her role as President, Pharmaceutical Development, and Chief Medical Officer.   These activities broadly address the development, initiation, and execution of clinical development plans for the Company’s therapeutic product candidates.  Dr. Itri is also the senior manager for the departments of Regulatory Affairs, Project Management, Clinical Operations, Biostatistics, and Quality Assurance (co-managing the latter with Dr. Warrell).  Dr. Itri’s specific performance goals and the relative weight of each goal include:

• Designing, implementing and managing the Company’s clinical research and development activities (weighted at 20% of the potential bonus award);

• Executing all clinical research, regulatory and compliance activities related to follow-up and completion of the Company’s Phase 3 trial of Genasense® (known as AGENDA) in patients with advanced melanoma (weighted at 30% of the potential bonus award);

• Organizing the biostatistical analysis of the AGENDA trial on schedules that comply with the Company’s strategic plans, consistent with a high level of quality and regulatory compliance (weighted at 5% of the potential bonus award);

• Initiating a new clinical trial of tesetaxel administered on a weekly schedule (weighted at 5% of the potential bonus award);

• Initiating a new clinical trial of tesetaxel for patients with advanced melanoma (weighted at 10% of the potential bonus award);

• Initiating a confirmatory clinical trial of tesetaxel in patients with advanced gastric cancer (weighted at 15% of the potential bonus award);

• Initiating a new clinical trial of tesetaxel in patients with advanced prostate cancer or advanced breast cancer (weighted at 10% of the potential bonus award); and

• Interacting effectively with FDA and EMEA on regulatory affairs related to the Company’s product candidates (weighted at 5% of the potential bonus award).

In 2010, Mr. Sanders’s individual performance goals will focus on his roles as Chief Operating Officer, as well as the senior manager with oversight responsibilities for the departments of Sales and Marketing, Information Systems, Manufacturing, and Human Resources.  Mr. Sanders is also expected to play a key role in Business Development activities.  Mr. Sanders’s specific performance goals and the relative weight of each goal include:

• Closing one or more licensing agreements for tesetaxel (weighted at 25% of the potential bonus award);

• Initiating and completing maintenance and upgrades to the Company’s information technology hardware and software platforms (weighted at 15% of the potential bonus award);

• Implementing a new corporate website (weighted at 5% of the potential bonus award);

• Establishing of a new supply chain for tesetaxel (weighted at 15% of the potential bonus award);

• Developing a new equity incentive plan for consideration by the Compensation Committee that will effectively attract and retain high-performing personnel (weighted at 15% of the potential bonus award); and

• Maintaining relations with the medical community by organizing functions and representing the Company at key meetings (weighted at 25% of the potential bonus award).

The foregoing objectives for each of the executive officers do not disclose additional detail, such as timing, because such disclosure would provide the Company’s competitors with an undue competitive advantage. As a biopharmaceutical company, the Company faces intense competition from large and mid-sized biotechnology and pharmaceutical companies engaged in the development of oncology products, many of which have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than the Company. To effectively compete, the Company must take every precaution in creating and maintaining its competitive advantages, including protecting its short- and long-term research and development plans and strategies. In addition, as many of the Company’s pre-clinical research and development activities are subject to confidentiality obligations, disclosure of more specific goals and objectives would violate existing agreements among the Company and its research and development partners and significantly impair the Company’s ability to enter into such agreements in the future.

Each executive officer has a target bonus opportunity that, in the case of Dr. Warrell and Dr. Itri, is determined in accordance with their respective employment agreements, or is otherwise set by the Committee each year based on its comparison of the total compensation opportunity of the Company’s executive officers against the total compensation opportunity of similarly situated executives at the companies identified above.  In assessing the total compensation opportunity, the Committee also takes into account the executive officer’s relative experience in his or her position and in the industry generally, and most especially for the last several years, the Company’s overall financial position.

For fiscal years 2007, 2008 and 2009, the Company did not award cash bonuses to its named executive officers due to the Company’s overall financial condition.  In 2010, the target bonus level set for each of the Company’s executive officers will be maintained as shown in the tables below.  The Committee believes that the projected bonuses that may be paid to the named executive officers for fiscal year 2010 will be reasonably consistent with the average bonuses awarded by its peers after considering the level of attainment of the applicable performance goals described above.

The table below details fiscal year 2009 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2009 Target Bonus ($)	2009 Target Bonus (% Salary)	2009 Actual Bonus ($)	2009 Actual Bonus (% Salary)
Raymond P. Warrell, Jr	Chief Executive Officer and Chairman of the Board	$163,865	40.0%	$0	0%

Gary Siegel	Vice President, Finance	$52,500	25.0%	$0	0%

Loretta M. Itri	President, Pharmaceutical Development, and Chief Medical Officer	$140,250	30.0%	$0	0%

W. Lloyd Sanders	Chief Operating Officer	$85,500	30.0%	$0	0%

As described above, the business performance of the Company was insufficient in 2009 to warrant the payment of cash incentive bonuses to our employees, including executive officers.

The dollar amount of the fiscal year 2010 annual bonus target for the named executive officer are as shown below:

Name	Title	2010 Target Bonus ($)	2010 Target Bonus (% Salary)
Raymond P. Warrell, Jr	Chief Executive Officer and Chairman of the Board	$163,865	40.0%

Gary Siegel	Vice President, Finance	$52,500	25.0%

Loretta M. Itri	President, Pharmaceutical Development, and Chief Medical Officer	$140,250	30.0%

W. Lloyd Sanders	Chief Operating Officer	$85,500	30.0%

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by or paid to our Chief Executive Officer and other executive officers (collectively, the “named executive officers”) during the years ended December 31, 2009, 2008 and 2007, respectively.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation earnings ($)	All Other Compensation ($)		Total ($)

Raymond P. Warrell, Jr. M.D.
Chairman and	2009	422,123	(4)	-	10,060,000	-	-	-	29,093	(5)	10,511,216
Chief Executive	2008	409,662	(6)	-	-	-	-	-	31,060	(5)	440,722
Officer	2007	480,000		-	-	38,000	-	-	41,096	(5)	559,096

Gary Siegel
Vice President,	2009	217,269		-	1,118,000	-	-	-	4,652	(7)	1,339,921
Finance	2008	210,000		-	16,400	-	-	-	11,518	(7)	237,918
	2007	196,846		-	-	4,560	-	-	11,250	(7)	212,656

Loretta M. Itri, M.D.
President, Pharm	2009	483,683	(8)	-	3,447,000	-	-	-	9,667	(9)	3,940,350
Development and	2008	467,500	(10)	-	-	-	-	-	20,061	(9)	487,561
Chief Medical Officer	2007	467,500		-	-	19,000	-	-	21,836	(9)	508,336

W. Lloyd Sanders
Senior Vice President	2009	294,865		-	1,677,000	-	-	-	4,291	(11)	1,976,156
and Chief	2008	285,000		-	26,650	-	-	-	5,642	(11)	317,292
Operating Officer	2007	285,000		-	-	11,400	-	-	40,405	(11)	336,805

(1)	These amounts reflect grants of restricted stock units. The dollar amounts for the awards represent the grant-date fair value-based amounts of the restricted stock units.

(2)
These amounts reflect the grant-date fair value-based amounts of stock options granted in January 2007. Due to the decline in the stock price of Genta, the exercise price of these stock options were significantly above the market price of Genta’s shares, and in 2009, these stock options, along with all other outstanding stock options, were subsequently exchanged for restricted stock units.

(3)	As described above, no payments were made for 2009, 2008 or 2007 performance under our cash incentive bonus program.

(4)	Dr. Warrell deferred his salary from January 1, 2009 through July 3, 2009, totaling $200,750.

(5)
All other compensation for 2009 includes $6,000 for auto allowance, $12,872 for long-term disability (including $4,094 for income tax gross-up), $9,336 for life insurance (including $2,501 for income tax gross-up and $885 Company match to the 401(k) Plan. All other compensation for 2008 includes $6,000 for auto allowance, $4,068 for long-term disability (including $1,139 for income tax gross-up), $9,492 for life insurance (including $2,657 for income tax gross-up) and $11,500 Company match to the 401(k) Plan.  All other compensation for 2007 includes $6,000 for auto allowance, $13,419 for long-term disability (including $4,641 for income tax gross-up), $10,427 for life insurance, (including $3,592 for income tax gross-up) and $11,250 Company match to the 401(k) Plan.

(6)	Dr. Warrell deferred his salary from April 19, 2008 through August 17, 2008, totaling $178,104.

(7)
All other compensation for 2009 includes $1,017 for life insurance (including $312 for income tax gross-up) and $3,635 Company match to the 401(k) Plan. All other compensation for 2008 includes $1,018 for life insurance (including $313 for income tax gross-up) and $10,500 Company match to the 401(k) Plan.  All other compensation for 2007 includes $11,250 Company match to the 401(k) Plan.

(8)	Dr. Itri deferred her salary from January 1, 2009 through July 3, 2009, totaling $233,750.

(9)
All other compensation for 2009 includes $6,753 for long-term disability (including $2,146 for income tax gross-up), $2,015 for life insurance (including $762 for income tax gross-up) and $899 Company match to the 401(k) Plan. All other compensation for 2008 includes $6,605 for long-term disability (including $1,998 for income tax gross-up), $1,956 for life insurance (including $703 for income tax gross-up) and $11,500 Company match to the 401(k) Plan.  All other compensation for 2007 includes $6,770 for long-term disability (including $2,161 for income tax gross-up), $3,816 for life insurance (including $1,315 for income tax gross-up) and $11,250 Company match to the 401(k) Plan.

(10)	Dr. Itri deferred her salary from April 19, 2008 through August 17, 2008, totaling $203,010.

(11)
All other compensation for 2009 includes $4,291 for long-term disability (including $1,029 for income tax gross-up). All other compensation for 2008 includes $4,326 for long-term disability (including $1,064 for income tax gross-up) and $1,316 Company match to the 401(k) Plan. All other compensation for 2007 includes $4,497 for long-term disability (including $1,235 for income tax gross-up), $24,658 relocation reimbursement (including $6,106 for income tax gross-up) and $11,250 Company match to the 401(k) Plan.

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to a named executive officer in 2009 under the 2009 Stock Incentive Plan.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of	Exercise Price	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shares)	Target # Shares)	Maximum (# Shares)	of Stock or Units (#) (2)		Securities Underlying Options (#)	of Option Awards ($/sh)	and Option Awards ($) (3)

Dr. Warrell	8/31/2009	0	3,840	5,760	-	-	-	26,475	(4)	-	-	$10,060

Mr. Siegel	8/31/2009	0	1,050	1,470	-	-	-	2,942	(5)	-	-	$1,118

Dr. Itri	8/31/2009	0	2,805	4,675	-	-	-	9,072	(6)	-	-	$3,447

Mr. Sanders	8/31/2009	0	1,710	2,280	-	-	-	4,412	(7)	-	-	$1,677

(1)
Reflects the range of payouts in thousands of dollars targeted for 2009 performance under the Genta Cash Incentive Bonus Program, which would ordinarily be paid in January 2010; however, no payments were earned based on 2009 performance.

(2)	Reflects restricted stock units awarded August 31, 2009. Units are shown in thousands.

(3)	Based on the $0.38 closing price of our common stock on August 31, 2009 and value is shown in thousands of dollars.

(4)
The Initial Grant covered 26,474,679 shares. These restricted stock units vest as follows: sixty percent (60%) of the Initial Grant amount, or 15,884,807 shares (the “Service Grant”), shall vest as follows: 25%, or 3,971,202 shares, on the grant date, with the balance of the 60%, or 11,913,605 shares, vesting in thirteen (13) equal portions on quarterly anniversaries from the grant date, so as to be fully vested on December 31, 2012, provided Dr. Warrell continues in employment through each such date. Forty percent (40%) of the Initial Grant, or 10,589,872 shares, shall comprise the “Incentive Grant”. Half of the Incentive Grant, comprising twenty percent (20%) of the Initial Grant, or 5,294,936 shares, shall vest on the date the Company has received notice from the U.S. Food and Drug Administration (FDA) or from the European Medicines Agency (EMEA) that Genasense® has been approved for marketing by FDA or EMEA. The second half of the Incentive Grant, comprising 20% of the Initial Grant, or 5,294,936 shares, shall vest on the date when the market capitalization of the Company first exceeds ten (10) times the market capitalization value as of the Initial Grant date.

(5)
The Initial Grant covered 2,941,631 shares. These restricted stock units vest as follows: twenty-five percent (25%) of the shares shall vest as follows:  (i) 245,136 shares on November 21, 2009, (ii) 245,136 shares on March 22, 2010 and (iii) 245,136 shares on May 17, 2010, provided Mr. Siegel continues in employment through each such date. The remaining shares shall vest in three equal installments on August 31, 2010, August 31, 2011 and August 31, 2012, respectively, provided Mr. Siegel continues in employment through each such date.

(6)
The Initial Grant covered 9,071,990 shares. These restricted stock units vest as follows: twenty percent (20%) of the Initial Grant amount, or 1,814,398 shares (the “Service Grant”), shall vest as follows: 25%, or 453,600 shares, on the grant date, with the balance of the 20%, or 1,360,798 shares, vesting in thirteen (13) equal portions on quarterly anniversaries from the grant date, so as to be fully vested on December 31, 2012.  Eighty percent (80%) of the Initial Grant, or 7,257,592 shares, shall comprise the “Incentive Grant”.  Half of the Incentive Grant, comprising forty percent (40%) of the Initial Grant, or 3,628,796 shares, shall vest on the date the Company has received notice from the FDA that Genasense® has been approved for marketing by FDA in the United States, provided Dr. Itri continues in employment through each such date. The second half of the Incentive Grant, comprising 40% of the Initial Grant, or 3,628,796 shares, shall vest on the date the Company has received notice from the from the EMEA that Genasense® has been approved for marketing by EMEA in Europe, provided Dr. Itri continues in employment through such date.

(7)
The Initial Grant covered 4,412,446 shares. These restricted stock units vest as follows: twenty-five percent (25%) of the shares shall vest as follows:  (i) 367,704 shares on November 21, 2009, (ii) 367,704 shares on March 22, 2010 and (iii) 367,704 shares on May 17, 2010, provided Mr. Sanders continue in employment through each such date. Twenty-five percent (25%) of the shares shall vest when the gross revenues of all products owned or in-licensed by Genta and then marketed  by either Genta or any partner licensed to market or co-market such products (without regard for whether Genta or the partner primarily accounts for such revenues, books such revenues) in any calendar year equals or exceeds $100,000,000. Such vesting will occur on the date on which the Committee first certifies the gross revenues as having exceeded $100,000,000 in any calendar year, (but in any event no later than 30 days after release of Genta’s quarterly SEC Form 10-Q as evidence this milestone has been achieved). The remaining shares shall vest in two equal installments on August 31, 2010 and August 31, 2011, respectively, provided Mr. Sanders continues in employment through each such date.

Outstanding Equity Awards

The following table lists all outstanding Equity Awards as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Dr. Warrell	-	-	-	-	21,587,046	1,878,073

Mr. Siegel	-	-	-	-	2,696,495	234,595

Dr. Itri	-	-	-	-	8,513,714	740,693

Mr. Sanders	-	-	-	-	4,044,742	351,892

(1)
Reflects restricted stock units awarded in August 2009, with vesting schedule listed in the section labeled “Grants of Plan-Based awards”. Each restricted stock unit will vest in full on an accelerated basis upon certain changes in control as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

(2)	Based on the $0.087 closing price of our common stock on December 31, 2009.

Option Exercises and Stock Vesting During 2009

This table shows restricted stock units held by our executives which vested during 2009. The dollar values shown in this table are not the grant-date fair value disclosed elsewhere in this report.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting (#) (1)
Dr. Warrell	-	-	4,887,633	$1,645,605

Mr. Siegel	-	-	246,736	$41,457

Dr. Itri	-	-	558,276	$187,965

Mr. Sanders	-	-	369,004	$62,220

(1) Equals the closing price of our common stock on the vesting dates multiplied by the number of restricted stock units that vested.

Nonqualified Deferred Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2009 fiscal year.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Warrell	200,750	-	-	-	378,854

Dr. Itri	233,750	-	-	-	436,760

Employment Agreements

Employment Agreement with Raymond P. Warrell, Jr., M.D.

Pursuant to an employment agreement dated as of January 1, 2006, by and between Genta and Dr. Warrell, that was subsequently amended and restated as of November 30, 2007, and later amended as of December 31, 2008, hereinafter referred to as the Warrell employment agreement, Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. The Warrell employment agreement has an initial term of three years ending on December 31, 2010 and provides for automatic extensions for additional one-year periods. Under the Warrell employment agreement, Dr. Warrell’s $480,000 annual base salary was reduced by 15% effective January 1, 2008; he now receives a base salary of $408,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. At the end of each calendar year, Dr. Warrell is eligible for a cash incentive bonus ranging from 0% to 60% of his annual base salary, subject to the achievement of agreed-upon goals and objectives.

Dr. Warrell is entitled to receive annual stock option awards for the purchase of up to 225,000 shares of common stock, depending upon the achievement of agreed-upon goals and objectives. Such options will become fully exercisable upon a “Trigger Event” (i.e. the sale of Genasense® or our change in control). If a Trigger Event occurs during the term of the Warrell employment agreement or within 12 months thereafter, Dr. Warrell will be entitled to receive the stock option grants that he would have been entitled to receive in respect of the calendar year in which the Trigger Event occurs (assuming attainment of “target” levels of performance on all goals and objectives for the year), and such option will be fully vested and exercisable upon grant.

We may also, from time to time, grant Dr. Warrell additional cash, stock options, equity and/or other long-term incentive awards in the sole discretion of our Board. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. He is also entitled to receive supplemental life insurance and supplemental disability insurance, as well as premium payments for medical malpractice insurance up to a maximum of $25,000 annually. The aggregate amount of the benefits Dr. Warrell may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Warrell’s employment is terminated, he will be eligible for certain benefits, the value of which have been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Warrell’s employment is terminated, he will be entitled to receive his accrued but unpaid base salary through his termination date, his accrued but unpaid expenses, a lump sum payment of his accrued vacation days (unless he is terminated by us for cause or he terminates his employment without good reason (both defined in the Warrell employment agreement)), his accrued but unpaid cash incentive bonus, a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued up to $163,200 (unless he is terminated by us for cause or he terminates his employment without good reason), and any other benefits due him in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Warrell’s employment without cause or Dr. Warrell terminates his employment for good reason and he executes a release, Dr. Warrell will be entitled to receive the base salary he would have received during the twelve-month period following the date of termination, valued at $408,000, for a total potential payment of $571,200. If we terminate Dr. Warrell’s employment in anticipation of our change in control or, if either party terminates his employment upon a change in control or within 13 months following a change in control, Dr. Warrell will instead receive a lump sum payment equal to two times his annual base salary, valued at $816,000 and two times his target bonus for the calendar year of termination, valued at $326,400, for a total potential payment of $1,142,000. Dr. Warrell will also receive immediate vesting of all stock options that vest solely as a result of his continued employment however, based on our stock price on December 31, 2008 of $0.0061, those options did not have value to Dr. Warrell at such date. Finally, if either party gives notice that they do not wish to extend the Warrell employment agreement, Dr. Warrell will be entitled to receive his accrued, but unpaid, base salary through his termination date; his accrued, but unpaid, expenses; a lump sum payment of his accrued vacation days; his accrued but unpaid cash incentive bonus; a lump sum payment of his pro-rated cash incentive bonus for the year of  his termination, valued up to $163,200; and any other benefits due him in accordance with applicable plans, programs or agreements. If Dr. Warrell gives notice that he does not wish to extend the Warrell employment agreement, he will also receive immediate vesting of all stock options that would have vested during the 90 days following his termination date, if such stock options vest solely as a result of his continued employment. If we give notice that we do not wish to extend the Warrell employment agreement, he will receive immediate vesting of all stock options that vest solely as a result of his continued employment.

Employment Agreement with Loretta M. Itri, M.D

Pursuant to an employment agreement dated as of March 28, 2006, by and between Genta and Dr. Itri, signed on July 27, 2006, and amended as of December 31, 2008, Dr. Itri continues to serve as our President, Pharmaceutical Development and Chief Medical Officer. The employment agreement had an initial term of three years, beginning March 28, 2006 and continuing through March 27, 2009 and provides for automatic extensions for additional one-year periods. The agreement provides for a base annual salary in 2006 of $445,200, which may be reviewed annually for discretionary increases in a manner similar to our other senior executives and an annual cash incentive bonus ranging from 0% to 50% of her annual base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 1,666 shares of our common stock at an exercise price of $477.00 per share, of which 666 shares become exercisable upon the first FDA approval of Genasense®, 666 shares become exercisable upon approval by the EMEA in Europe of Genasense® in any first indication and 333 shares become exercisable over a period of approximately 32 months from the grant date by means of (i) an initial amount of 37 shares to be exercisable and vest on the date of grant, (ii) an additional amount of 286 shares in 31 equal monthly increments of 9 shares each, commencing on August 1, 2006 and continuing on the first day of each of the next successive 30 calendar months, and (iii) a final amount of 9 shares on March 1, 2009. The preceding reference to the number of shares granted takes into account the 1:6 reverse stock split in July 2007 and the 1:50 reverse stock split in July 2009. We may also, from time to time, grant Dr. Itri additional stock options consistent with the stock option guidelines applicable to our other senior executives. Dr. Itri is entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. She is also entitled to receive supplemental life insurance and supplemental disability insurance. The aggregate amount of the benefits Dr. Itri may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Itri’s employment is terminated, she will be eligible for certain benefits, the value of which have been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Itri’s employment is terminated, she will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned but unpaid cash incentive bonus; and any other benefits due her in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Itri’s employment without good reason (as defined in the employment agreement), due to a change of control, or Dr. Itri terminates her employment for good reason (as defined in the employment agreement), and she executes a release, Dr. Itri will be entitled to receive a lump sum payment equal to her current annualized base salary, valued at $467,500 plus a pro-rated cash incentive bonus for the calendar year of termination, valued up to $140,250, for a total potential  payment of $607,750, and each of her outstanding stock options will immediately vest to the extent vesting depends solely on her continued employment, however, based on our stock price on December 31, 2008 of $0.0061, those options did not have value to Dr. Itri at such date. Finally, if either party gives notice that the employment agreement will not be extended, Dr. Itri will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned, but unpaid, cash incentive bonus; a pro-rated cash incentive bonus for the year of her termination, valued up to $140,250, for a total potential payment of $607,750; and any other benefits due her in accordance with applicable plans, programs, or agreements. If we give notice that we do not wish to extend Dr. Itri’s employment agreement, she will also receive immediate vesting of all stock options that would have vested during the 90 days following her termination date, if such stock options would have vested solely as a result of her continued employment.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, Mr. Watson, Mr. Parios and Dr. Von Hoff, had any “interlock” relationship to report during our year ended December 31, 2009. None of our executive officers have served as a Director or member of the Board of Directors or the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a Director of or member of our Board of Directors or our Compensation Committee.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company's management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company's financial statements and reporting process, including the disclosure of executive compensation.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.
Members of the Compensation Committee

Douglas G. Watson, Chairman
Christopher P. Parios
Daniel D. Von Hoff, M.D.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding RSUs	Weighted-average exercise price of outstanding RSUs		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	44,402,970	$0	*	29,721,227

Equity compensation plans not approved by security holders	0	0		0

Total	44,402,970	$0		29,721,227

* As of December 31, 2009, we had 44,402,970 restricted stock units (RSUs) outstanding, with vesting of those RSUs taking place through 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently composed of three Directors, each of whom is independent, and operates under a written charter adopted by the Board. The members of our Audit Committee are Christopher P. Parios, Douglas D. Von Hoff, M.D. and Douglas G. Watson. Mr. Watson serves as Chairman of this committee. Among our other responsibilities, we recommend to the Board the selection of the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Amper Politziner & Mattia, LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Amper Politziner & Mattia, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

During the course of 2009, management continued the process of documenting, testing and evaluating the Company’s system of internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, the Committee received periodic updates provided by management at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC, as well as Amper Politziner & Mattia, LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K, related to its audit of the consolidated financial statements. The Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2010.

The Audit Committee discussed with Amper Politziner & Mattia, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.” In addition, Amper Politziner & Mattia, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Amper Politziner & Mattia, LLP their firm’s independence.

A representative of Amper Politziner & Mattia, LLP is expected to attend the Annual Meeting, has not asked for an opportunity to address Stockholders and will be available to respond to appropriate questions.

Fees for independent registered public accounting firm for 2009 and 2008

Set forth below are the aggregate fees billed for each of the last two fiscal years ended December 31, 2009 and December 31, 2008 for services rendered by Amper Politziner & Mattia, LLP:

	2009	2008
Audit fees	$183,000	$175,000
Audit-related fees	117,500	28,500
Total Audit & Audit-related fees	$300,500	$203,500
Tax fees	-	-
All other fees	-	-
Total fees	$300,500	$203,500

Audit fees consist of fees billed for services rendered for the audit of our financial statements and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under Audit fees. During 2009, Amper Politziner & Mattia, LLP, or Amper, audited our 401K plan at December 31, 2008 and provided assistance in our filings on Forms S-1 and S-3. During 2008, Amper audited our 401K plan at December 31, 2007 and provided assistance on our filing of a Form S-1.

Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice.  No such fees were billed in 2009 or 2008.

The Audit Committee pre-approved all Audit-related fees. After considering the provision of services encompassed within the above disclosures about fees, the Audit Committee has determined that the provision of such services is compatible with maintaining Amper’s independence.

Pre-approval policy of services performed by independent registered public accounting firm

The Audit Committee’s policy is to pre-approve all audit and non-audit related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated the pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Based upon our discussion with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to us, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities & Exchange Commission and that Amper Politziner & Mattia, LLP be appointed as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Audit Committee

Douglas G. Watson, Chairman
Christopher P. Parios
Daniel D. Von Hoff, M.D.

BENEFICIAL OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 26, 2010, certain information with respect to the beneficial ownership of our common stock (the only voting class outstanding), (i) by each Director, (ii) by each of the named executive officers and (iii) by all officers and Directors as a group.

	Amount and Nature of Beneficial Ownership
Name and Address (1)	Number of Shares (2)		Percent of Class
Raymond P. Warrell, Jr., M.D.	39,695,771	(3)	4.999%
Loretta M. Itri, M.D.	39,695,771	(4)	4.999%
Gary Siegel	490,272	(5)	*
W. Lloyd Sanders	736,326	(6)	*
Martin J. Driscoll (7)	-		*
Christopher P. Parios	-		*
Daniel D. Von Hoff, M.D.	220,658	(8)	*
Douglas G. Watson	118,358	(8)	*
All Directors and Executive Officers as a group	41,261,385	(9)	5.2%

*	Less than one percent (1%).

(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to restricted stock units that will vest within 60 days of April 26, 2010 or issuable on conversion of Senior Secured Convertible Promissory Notes due June 9, 2011 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
Consists of RSUs that will vest for 1,832,862 shares of common stock held by Dr. Warrell and RSUs that will vest for 209,354 shares of common stock held by Dr. Warrell’s wife, Dr. Itri.  Also includes 37,653,555 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

(4)
Consists of RSUs that will vest for 209,354 shares of common stock held by Dr, Itri and RSUs for 1,832,862 shares of common stock held by Dr. Warrell. Also includes 37,653,555 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

(5)	Consists of RSUs that will vest for 490,272 shares of common stock.

(6)	Consists of 918 shares of common stock and RSUs that will vest for 735,408 shares of common stock.

(7)	Mr. Driscoll resigned from the Board effective August 26, 2009.

(8)	Consists of shares of common stock.

(9)
Consists of 339,934 shares of common stock, RSUs that will vest for 3,267,896 shares of common stock and 37,653,555 shares of common stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 1, 2010, certain information with respect to the beneficial ownership of our common stock by persons known by us to be beneficial owners of more than 5% of our common stock.  The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Amount and Nature of Beneficial Ownership
Name and Address	Number of Shares		Percent of Class
Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121	20,593,669	(1)	9.9%
Felix J. Baker and Julian C. Baker Baker Brothers Advisors 667 Madison Avenue New York, NY 10021	19,780,851	(1)	9.9%
Cat Trail Private Equity Fund, LLC 8 Wells Hill Rd Weston CT 06883	21,128,048	(1)	10.0%
Boxer Capital LLC 445 Marine View Ave, 100 Del Mar, CA 92014	16,900,200	(2)	7.3%
Arcus Ventures Fund, LP 55 Broad Street Suite 1840 New YorK, NY 10004	23,315,632	(3)	9.9%

(1)	Such information is based upon our review of a Schedule 13G filed by the holder with the SEC for the period ended December 31, 2009.

(2)	Such information is based upon our review of a Schedule 13G filed by the holder with the SEC on March 15, 2010.

(3)	Such information is based upon our review of a Schedule 13G filed by the holder with the SEC on March 16, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers and persons who own more than 10 percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge based solely on a review of the copies of such reports furnished to us and the reporting persons’ representations to us that no other reports were required during the year ended December 31, 2009, our directors and officers complied with their respective filing requirements under Section 16(a) on a timely basis, with the following exceptions: Daniel D. Von Hoff, M.D., Douglas G. Watson and Christopher P. Parios filed Form 4s on September 9, 2009, September 10, 2009 and September 11, 2009, respectively to report the August 26, 2009 exchange of stock options that had been granted under the Non-Employee Director 1998 Stock Option Plan and the issuance of shares of common stock in accordance with the 2009 Stock Incentive Plan. Raymond P. Warrell, Jr. M.D., Gary Siegel, Loretta M. Itri M.D. and W. Lloyd Sanders filed Form 4s on September 11, 2009 to report the August 31, 2009 exchange of stock options that had been granted under the 1998 Stock Incentive Plan and the issuance of RSUs in accordance with the 2009 Stock Incentive Plan. Daniel D. Von Hoff, M.D. filed a Form 4 on December 2, 2009 to report the sale of shares of common stock from November 23, 2009 through November 25, 2009. Raymond P. Warrell, Jr. M.D. filed a Form 4 on December 8, 2009 to report the sale of shares of common stock from December 3, 2009 through December 8, 2009 and filed a Form 4 on December 14, 2009 to report the sale of shares of common stock from December 9, 2009 through December 14, 2009.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports.  This means that only one copy of our Proxy Statement or annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the annual report on Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2011 Annual Meeting of stockholders is December 31, 2010.

Proposals of stockholders intended to be presented at the Company’s 2011 Annual Meeting of stockholders called for a date within thirty days of May 19, 2011 and not included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

All stockholder proposals should be directed to our interim Corporate Secretary at our address listed on the top of page one of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent year. Such written requests should be directed to Gary Siegel, our interim Principal Financial Officer, interim Principal Accounting Officer and interim Corporate Secretary, at our address listed on the top of page one of this Proxy Statement.

By order of the Board of Directors,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, as amended, is hereby amended by adding at the end of the first paragraph of Article IV(A) the following new paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [__] shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Stock Split”).  Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Stock Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.001 per share.”

2.           The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this ____ day of _______, _____.

GENTA INCORPORATED

By:
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer

GENTA INCORPORATED

2009 STOCK INCENTIVE PLAN

(As Amended and Restated April 1, 2010)

TABLE OF CONTENTS

Page

ARTICLE I	GENERAL	1

1.1	Purpose	1

1.2	Administration	1

1.3	Persons Eligible for Awards	2

1.4	Types of Awards Under Plan	2

1.5	Shares Available for Awards	2

1.6	Definitions of Certain Terms	4

ARTICLE II	AWARDS UNDER THE PLAN	5

2.1	Agreements Evidencing Awards	5

2.2	No Rights as a Shareholder	5

2.3	Grant of Stock Options, Stock Appreciation Rights and Reload Options	6

2.4	Exercise of Options and Stock Appreciation Rights	7

2.5	Termination of Employment; Death	8

2.6	Grant of Restricted Stock	9

2.7	Grant of Restricted Stock Units	10

2.8	Other Stock-Based Awards	10

2.9	Grant of Dividend Equivalent Rights	10

2.10	Right of Recapture	10

ARTICLE III	AUTOMATIC GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS	11

3.1	Automatic Grants	11

3.2	Initial Grants	11

3.3	Annual Grants	11

3.4	Vesting of Awards	12

ARTICLE IV	MISCELLANEOUS	12

4.1	Amendment of the Plan; Modification of Awards	12

4.2	Tax Withholding	13

4.3	Restrictions	13

4.4	Nonassignability	13

4.5	Requirement of Notification of Election Under Section 83(b) of the Code	14

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TABLE OF CONTENTS
(continued)

Page

4.6	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code	14

4.7	Change in Control, Dissolution, Liquidation, Merger	14

4.8	Right of Discharge Reserved	15

4.9	Nature of Payments	15

4.10	Non-Uniform Determinations	16

4.11	Other Payments or Awards	16

4.12	Section Headings	16

4.13	Effective Date and Term of Plan	16

4.14	Governing Law	16

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ARTICLE I

GENERAL

1.1     Purpose

The purpose of the Genta Incorporated 2009 Stock Incentive Plan (the “Plan”) is to provide for officers, other employees and directors of, and consultants to, Genta Incorporated (the “Company”) and its subsidiaries an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company.

1.2     Administration

1.2.1     Subject to Section 1.2.6, the Plan shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), which shall consist of not less than two directors.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), all actions relating to awards to persons subject to Section 16 of the 1934 Act shall be taken by the Board unless each person who serves on the Committee is a “non-employee director” within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of “non-employee directors”.  To the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder (collectively, the “Code”), the members of the Committee shall be “outside directors” within the meaning of such section 162(m).

1.2.2     The Committee shall have the authority (a) to exercise all of the powers granted to it under the Plan; (b) to construe, interpret and implement the Plan and any plan agreements executed pursuant to Section 2.1; (c) to prescribe, or amend and rescind rules and regulations relating to the Plan, including rules governing its own operations; (d) to make all determinations necessary or advisable in administering the Plan; (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; (f) to amend the Plan to reflect changes in applicable law; (g) to determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, Shares of Common Stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, canceled, forfeited or suspended; (h) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other awards or other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (i) to determine whether, to what extent and under what circumstances the management of the day-to-day operations of the Plan and the functions of the Company with respect thereto, including, without limitation, processing of the exercise of options and holding and sales of option shares by grantees, shall be delegated to a registered broker-dealer or other qualified third party; and (j) to direct that a) a stop order may be placed in effect with respect to shares issued pursuant to the Plan and b) any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

1.2.3     Actions of the Committee shall be taken by the vote of a majority of its members.  Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

1.2.4     The determination of the Committee on all matters relating to the Plan or any plan agreement shall be final, binding and conclusive.

1.2.5     No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

1.2.6     Notwithstanding anything to the contrary contained herein:  (a) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, grant awards or resolve to administer the Plan.  In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3     Persons Eligible for Awards

Awards under the Plan may be made to such directors (including directors who are not employees), officers and other employees of the Company and its subsidiaries (including prospective employees conditioned on their becoming employees), and to such consultants, advisers and other independent contractors of the Company and its subsidiaries (collectively, “key persons”), as the Committee shall select in its discretion.

1.4     Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) incentive stock options (within the meaning of section 422 of the Code); (b) non-qualified stock options; (c) stock appreciation rights; (d) dividend equivalent rights; (e) restricted stock; (f) restricted stock units; and (g) other stock-based awards, all as more fully set forth in Article II.  The term “award” means any of the foregoing.  No incentive stock option (other than an incentive stock option that may be assumed or issued by the Company in connection with a transaction to which section 424(a) of the Code applies) may be granted to a person who is not an employee of the Company on the date of grant.

1.5     Shares Available for Awards

1.5.1     Total shares available.  The shares issuable under the Plan may be authorized but unissued shares of common stock of the Company, par value $0.001 per share (“Common Stock”),or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan.  Subject to adjustment from time to time as provided in Section 1.5.3, the total number of shares of Common Stock reserved for issuance pursuant to awards granted under the Plan shall be 54,738,066.  Such reserve represents fifteen percent (15%) of the outstanding shares of Common Stock on April 1, 2010.   The share reserve under the Plan shall automatically be adjusted on each of September 7, 2010, January 18, 2011 and May 3, 2011 to be equal to fifteen percent (15%) of the outstanding shares of Common Stock as of each such date, respectively.  If, after the Plan Effective Date, any award is forfeited or any award otherwise terminates or is cancelled without the delivery of shares of Common Stock, then the shares covered by such award or to which such award relates shall again become available for transfer pursuant to awards granted or to be granted under this Plan.  Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for awards under this Plan.  The maximum number of shares of Common Stock for which incentive stock options may be granted over the term of the Plan shall be 54,738,066 (subject to adjustment from time to time as provided in Section 1.5.3).

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1.5.2     Individual Limit.  The total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or a subsidiary during any one calendar year shall not exceed 28 million shares.

1.5.3     Adjustments.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one employee, the maximum number of shares for which incentive stock options may be granted,  the maximum number of shares subject to initial grants to non-employee Board members pursuant to Section 3.2.2, and the price per share of Common Stock covered by each such outstanding award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein or in the applicable plan agreement, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award.  After any adjustment made pursuant to this Section 1.5.3, the number of shares subject to each outstanding award shall be rounded to the nearest whole number.

1.5.4     Except as provided in this Section 1.5 and in Section 2.3.8, there shall be no limit on the number or the value of the shares of Common Stock that may be subject to awards to any individual under the Plan.

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1.6     Definitions of Certain Terms

1.6.1     The “Fair Market Value” of a share of Common Stock on any day shall be determined as follows.

(a)     If the principal market for the Common Stock (the “Market”) is a national securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market or Small Cap Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

(b)     If the Common Stock is actively traded but paragraph (a) does not apply, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or,

(c)     In the event that neither paragraph (a) nor (b) shall apply, the Fair Market Value of a share of Common Stock on any day shall be determined in good faith by the Committee.  Fair Market Value shall be determined in a manner that complies with requirements of Section 409A of the Code.

1.6.2     The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable plan agreement.  Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option.  Any option that is not an incentive stock option is referred to herein as a “nonqualified stock option.”

1.6.3     The term “employment” means, in the case of a grantee of an award under the Plan who is not an employee of the Company, the grantee’s association with the Company or a subsidiary as a director, consultant, adviser, other independent contractor or otherwise.

1.6.4     A grantee shall be deemed to have a “termination of employment” upon ceasing to be employed by the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which section 424(a) of the Code applies.  The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan; (b) the impact, if any, of any such leave of absence on awards theretofore made under the Plan; and (c) when a change in a non-employee’s association with the Company constitutes a termination of employment for purposes of the Plan.  The Committee shall have the right to determine whether a grantee’s termination of employment is a dismissal for cause and the date of termination in such case, which date the Committee may retroactively deem to be the date of the action that is cause for dismissal.  Such determinations of the Committee shall be final, binding and conclusive.

1.6.5     The term “cause,” when used in connection with termination of a grantee’s employment, shall have the meaning set forth in any then-effective employment agreement between the grantee and the Company or a subsidiary thereof.  In the absence of such an employment agreement provision, “cause” means:  (a) conviction of any crime (whether or not involving the Company or its subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or its subsidiaries to public ridicule or embarrassment; (c) material violation of the Company’s or a subsidiary’s policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; or (d) serious neglect or misconduct in the performance of the grantee’s duties for the Company or a subsidiary or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination shall be final, binding and conclusive.

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1.6.6     The term “date of grant” of an award in this Plan means  the date on which the award is approved by the Committee, or such later date as may be specified by the Committee in authorizing such award.

ARTICLE II

AWARDS UNDER THE PLAN

2.1     Agreements Evidencing Awards

Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written agreement (“plan agreement”) which shall contain such provisions as the Committee in its discretion deems necessary or desirable.  Such provisions may include, without limitation, a requirement that the grantee acknowledge that such shares are acquired for investment purposes only.  The Committee may grant awards in tandem with or in substitution for any other award or awards granted under this Plan or any award granted under any other plan of the Company or any subsidiary.  Payments or transfers to be made by the Company or any subsidiary upon the grant, exercise or payment of an award may be made in such form as the Committee shall determine, including cash, shares of Common Stock, other securities, other awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules established by the Committee.  By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan, the applicable plan agreement, and the determinations of the Committee.

2.2     No Rights as a Shareholder

No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such award until a) the issuance of a stock certificate to such person for such shares or b) the book-entry ownership is reflected for the nominee of such person who holds such shares in “street name.”  Except as otherwise provided in Section 1.5.3, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

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2.3     Grant of Stock Options, Stock Appreciation Rights and Reload Options

2.3.1     The Committee may grant incentive stock options and nonqualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion, subject to the provisions of the Plan.

2.3.2     The Committee may grant stock appreciation rights to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan.  A stock appreciation right granted in connection with a nonqualified stock option may be granted at or after the date of grant of such option.  A stock appreciation right granted in connection with an incentive stock option may be granted only at the date of grant of such option.

2.3.3     The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable plan agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (b) the exercise price of such right as set forth in the plan agreement (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (c) the number of shares with respect to which the stock appreciation right is exercised.  Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee shall determine in its discretion.  Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised.  Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be correspondingly reduced by the number of shares with respect to which the option is exercised.

2.3.4     Each plan agreement with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby.  The option exercise price per share shall be determined by the Committee in its discretion; provided, however, that the option exercise price of any  stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which section 424(a) of the Code applies).

2.3.5     Each plan agreement with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part.  Such periods shall be determined by the Committee in its discretion; provided, however, that no stock option (or a stock appreciation right granted in connection with an incentive stock option) shall be exercisable more than 10 years after the date of grant.

2.3.6     The Committee may in its discretion include in any plan agreement with respect to an option (the “original option”) a provision that an additional option (the “additional option”) shall be granted to any grantee who, pursuant to Section 2.4.3(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option.  The additional option shall be for a number of shares of Common Stock equal to the number thus delivered, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and shall have an expiration date no later than the expiration date of the original option.  In the event that a plan agreement provides for the grant of an additional option, such agreement shall also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.4.3(b) in payment of such exercise price shall have been held for at least six months.

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2.3.7     To the extent that the aggregate Fair Market Value (determined as of the date of grant of the option) of the stock with respect to which incentive stock options granted under this Plan and all other plans of the Company and any subsidiary are first exercisable by any employee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under section 422 of the Code, such options shall be treated as nonqualified stock options.

2.3.8     Notwithstanding the provisions of Sections 2.3.4 and 2.3.5, to the extent required under section 422 of the Code, an incentive stock option may not be granted under the Plan to an individual who, at the date of grant of  the option, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (a) at the date of grant of  such incentive stock option, the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

2.4     Exercise of Options and Stock Appreciation Rights

Subject to the provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

2.4.1     Unless the applicable plan agreement otherwise provides, an option or stock appreciation right shall become exercisable in four substantially equal installments, on each of the first, second, third and fourth anniversaries of the date of grant, and each installment, once it becomes exercisable, shall remain exercisable until expiration, cancellation or termination of the award.

2.4.2     Unless the applicable plan agreement otherwise provides, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable (but, in any event, only for whole shares).  A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.  An option or stock appreciation right shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee shall prescribe.

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2.4.3     Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased or such other document that the Committee may prescribe.  Such payment shall be made:  (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) unless the applicable plan agreement provides otherwise, by delivery of shares of Common Stock held for the requisite period necessary to avoid a charge to the Company’s earnings for financial accounting purposes  and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other method as the Committee may from time to time prescribe.

2.4.4     Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), provide for the issuance of the shares of Common Stock for which the award has been exercised.  If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee’s stockbroker.

2.5     Termination of Employment; Death

2.5.1     Except to the extent otherwise provided in Section 2.5.2 or 2.5.3 or in the applicable plan agreement, all options and stock appreciation rights not theretofore exercised shall terminate upon termination of the grantee’s employment for any reason (including death).

2.5.2     Except to the extent otherwise provided in the applicable plan agreement, if a grantee’s employment terminates for any reason other than death or dismissal for cause, the grantee may exercise any outstanding option or stock appreciation right on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of employment termination; and (b) exercise must occur within three (3) months  after employment terminates, except that this three month period shall be increased to one year if the termination is by reason of disability, but in no event after the expiration date of the award as set forth in the plan agreement.  The term “disability” for purposes of the preceding sentence shall have the meaning given to it by section 422(c)(6) of the Code.

2.5.3     Except to the extent otherwise provided in the applicable plan agreement, if a grantee dies while employed by the Company or any subsidiary, or after employment termination but during the period in which the grantee’s awards are exercisable pursuant to Section 2.5.2, any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions:  (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (b) exercise must occur by the earlier of the first anniversary of the grantee’s death or the expiration date of the award.  Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable plan agreement which would have applied to the grantee.

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2.6     Grant of Restricted Stock

2.6.1     The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Restricted stock awards may be made independently of or in connection with any other award under the Plan.  A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by executing a plan agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company by certified or official bank check (or the equivalent thereof acceptable to the Company) in such amount as the Committee may determine.

2.6.2     Promptly after a grantee accepts a restricted stock award, the Company shall issue in the grantee’s name a certificate or certificates for the shares of Common Stock covered by the award.  Upon the issuance of such certificate(s), the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to the non-transferability restrictions and Company repurchase rights described in Sections 2.6.4 and 2.6.5 and to such other restrictions and conditions as the Committee in its discretion may include in the applicable plan agreement.

2.6.3     Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable plan agreement.

2.6.4     Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable plan agreement.  The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the non-transferability of the restricted stock shall lapse.  Unless the applicable plan agreement provides otherwise, additional shares of Common Stock or other property distributed to the grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock.

2.6.5     Upon the termination of the grantee’s employment for any reason while holding one or more shares to which restrictions on transferability apply, then those shares shall be immediately surrendered to the Company for cancellation and the grantee shall have no further rights with respect to those shares.  To the extent the surrendered shares were issued for consideration paid in cash or cash equivalent, the Company shall repay to the grantee (or the grantee’s estate) the lesser of (a) the Fair Market Value of the shares on the date of such termination of employment, or (b) any amount paid by the grantee for such shares.

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2.7     Grant of Restricted Stock Units

2.7.1     The Committee may grant awards of restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.  Restricted stock units may be awarded independently of or in connection with any other award under the Plan.

2.7.2     At the time of grant, the Committee shall specify the date or dates on which the restricted stock units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.  In the event of the termination of the grantee’s employment by the Company and its subsidiaries for any reason, restricted stock units that have not become nonforfeitable shall be forfeited and cancelled.

2.7.3     At the time of grant, the Committee shall specify the date of issuance of the shares subject to each grant of restricted stock units.  Such date may be the vesting date or dates of the award or any date following such vesting date(s) consistent with the applicable requirements of Section 409A of the Code.  On the specified issuance date, the Company shall transfer to the grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit.  The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Common Stock.

2.8     Other Stock-Based Awards

The Committee may grant other types of stock-based awards (including the grant of unrestricted shares) to such key persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan.  Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.9     Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the plan agreement with respect to any award a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding.  In the event such a provision is included in a plan agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate consistent with the applicable requirements of Section 409A of the Code.

2.10     Right of Recapture

2.10.1     If at any time within one year after the date on which a participant exercises an option or stock appreciation right, or on which restricted stock vests, or which is the maturity date of restricted stock units, or on which income is realized by a participant in connection with any other stock-based award (each of which events is a “realization event”), the participant (a) is terminated for cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the participant from the realization event shall be paid by the participant to the Company upon notice from the Company.  Such gain shall be determined as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Common Stock.  The Company shall have the right to offset such gain against any amounts otherwise owed to the participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

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ARTICLE III

AUTOMATIC GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS

3.1     Automatic Grants

Awards shall be made automatically to non-employee Board members in accordance with the provisions of this Article III.

3.2     Initial Grants

3.2.1     On Thursday, July 16, 2009, each individual who (i) was to be nominated for re-election as a director at the regular 2009 Annual Stockholders Meeting and (ii) had tendered for cancellation his or her outstanding equity awards pursuant to the Company's Equity Award Exchange Offer was automatically granted an award of restricted stock units with respect to 695,658 shares of Common Stock (representing 0.125% of the fully diluted outstanding shares of the Company as of the Plan Effective Date as determined by the Company, rounded up to the nearest whole share).  Each restricted stock unit shall entitle the individual to receive one share of Common Stock following vesting of the award.

3.2.2     Each individual who is first elected or appointed as a non-employee Board member at any time after the Plan Effective Date shall automatically be granted on the date of such election or appointment, an award in the form of shares of Common Stock.  The number of shares subject to such award shall be equal to the lower of (i) 0.125% of the fully diluted outstanding shares of the Company as of the date of such election or appointment as determined by the Company (rounded up to the nearest whole share) or (ii) the number of shares of Common stock (adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company) subject to the award granted to a non-employee Board member pursuant to section 3.2.1.

3.3     Annual Grants

On September 7, 2010 and on the date of each annual stockholders meeting, beginning with the 2011 Annual Meeting, each individual who is at that time serving as, and is to continue to serve as, a non-employee Board member shall automatically be granted an award (the “Annual Award”) in the form of shares of Common Stock and/or options with a value equal to the Applicable Annual Amount.  The Committee shall have the sole discretion to determine the amount and type of award for each year within the foregoing limitations.  For such purposes, the value of the Annual Award shall be calculated as follows:  (A) the value of an option share shall be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board (“FASB”) for purposes of the Company’s financial statements under FAS 123 (or any successor provision); and (B) the value of a share subject to the stock award shall be equal to the Fair Market Value per share of Common Stock on the award date.  The Applicable Annual Amount shall be determined by the Committee on or before the date of the grant, but in no event shall exceed One Hundred Thousand Dollars ($100,000).

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3.4     Vesting of Awards

Each award granted to a non-employee Board member under Section 3.2.1 became fully vested on the date (the “Vesting Date”) of approval of the Plan by the Company’s shareholders provided the individual continued in Board service through the Vesting Date.  Each award granted under Sections 3.2.2 and 3.3 shall be fully vested on the date of grant.

ARTICLE IV

MISCELLANEOUS

4.1     Amendment of the Plan; Modification of Awards

4.1.1     The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, after the grantee’s death, the person having the right to exercise the award).  For purposes of this Section 4.1, any action of the Board or the Committee that alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

4.1.2     Shareholder approval of any amendment shall be obtained to the extent necessary to comply with section 422 of the Code (relating to incentive stock options) or other applicable law or regulation.

4.1.3     Except as otherwise provided in Section 4.1.4 hereof, the Committee may amend any outstanding plan agreement, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the agreement.  However, any such amendment (other than an amendment pursuant to Section 4.7.2, relating to change in control) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

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4.1.4     The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining shareholder approval.

4.2     Tax Withholding

4.2.1     As a condition to the receipt of any shares of Common Stock pursuant to any award or the lifting of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an award (including, without limitation, FICA tax), the Company shall be entitled to require that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

4.2.2     The Committee may, in its discretion, provide the grantee with the right to satisfy the withholding obligation imposed under Section 4.2.1 by electing to have the Company withhold shares with a Fair Market Value of an amount that does not exceed the amount of the Company’s withholding obligations using the grantee’s minimum applicable withholding tax rate for federal (including, without limitation, FICA tax) or other governmental tax liabilities.

4.3     Restrictions

4.3.1     If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

4.3.2     The term “consent” as used herein with respect to any plan action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a plan action by any governmental or other regulatory bodies.

4.4     Nonassignability

Except to the extent otherwise provided in the applicable plan agreement, no award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards and rights shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

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4.5     Requirement of Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (that is, an election to include in gross income in the year of transfer the amounts specified in such section 83(b)), such grantee shall notify the Company of such election as required pursuant to regulations issued under Code section 83(b), in addition to any filing and notification required pursuant to such regulations.

4.6     Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an incentive stock option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such grantee shall notify the Company of such disposition within 10 days thereof.

4.7     Change in Control, Dissolution, Liquidation, Merger

4.7.1     For purposes of this Section 4.7, a “change in control” shall have occurred if:

(a)     any “person”, as such term is used in Sections 13(d) and 14(d) of the 1934 Act other than (i) the Company or any subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (iii) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities without the prior written consent of the Committee or the Board; or

(b)     during any period of twenty-four (24) consecutive months, individuals who at the effective date of the Plan constitute the Board and any new director whose election by the Board or nomination for election by the Company shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)     the shareholders of the Company approve a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in Section 4.7.1(a) above with the exceptions noted in section 4.7.1(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

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(d)     the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

4.7.2     Upon the happening of a change in control:

(a)     subject to the provisions of Section 2.5 above, in the event of a change in control, any option or stock appreciation right or other award then outstanding shall become fully vested and immediately exercisable upon such change in control unless the applicable plan agreement expressly provides otherwise; and

(b)     to the fullest extent permitted by law, the Committee may, in its sole discretion, amend any plan agreement in such manner as it deems appropriate, including, without limitation, by amendments that advance the dates upon which any or all outstanding awards of any type shall terminate.

4.7.3     In the event of the proposed dissolution or liquidation of the Company, all outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.  The Committee may, in the exercise of its sole discretion in such instances, accelerate the date on which any award becomes exercisable or fully vested and/or declare that any award shall terminate as of a specified date.

4.8     Right of Discharge Reserved

Nothing in the Plan or in any plan agreement shall confer upon any grantee the right to continue in the employ of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate such employment.

4.9     Nature of Payments

4.9.1     Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

4.9.2     All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or of any subsidiary or under any agreement with the grantee, unless such plan or agreement specifically provides otherwise.

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4.10     Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

4.11     Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

4.12     Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

4.13     Effective Date and Term of Plan

4.13.1     The Plan was adopted by the Board on July 9, 2009 (the “Plan Effective Date”), and approved by the Company’s shareholders at the regular 2009 Annual Stockholders Meeting.

4.13.2     Unless sooner terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the Plan Effective Date, and no awards shall thereafter be made under the Plan.  All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable plan agreements.

4.14     Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

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73726 Genta, Inc_PC_03 4/26/10 12:03 PM Page 1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Genta Incorporated

INTERNET
http://www.proxyvoting.com/geta
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
73726

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote "FOR" all the director nominees listed below and "FOR" Proposals 2, 3 and 4.

Please mark your votes as indicated in this example [X]

	FOR ALL NOMINEES (except as marked to the contrary)	WITHHOLD FROM ALL NOMINEES	*EXCEPTIONS
1. To elect directors.	☐	☐	☐

To withhold authority to vote for any nominee, write the number preceding the nominee's name on the line below.

Withhold authority for: ______________________________

Director Nominees:
01 RAYMOND P. WARRELL, JR., M.D.
02 CHRISTOPHER P. PARIOS
03 DANIEL D. VON HOFF, M.D.
04 DOUGLAS G. WATSON

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ______________________ **Signature** ______________________ **Date** __________

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

73726 Genta, Inc_PC_03 4/26/10 12:03 PM Page 2

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report on Form 10-K to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/geta**

▼ FOLD AND DETACH HERE ▼

GENTA INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010

The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 30, 2010, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and Gary Siegel, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at The Hotel Madison, One Convent Road, Morristown, New Jersey at 9:00 a.m., local time, on June 15, 2010 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, "FOR" PROPOSAL 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
73726

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711

SIGNATURE:______________________________ DATE:____________

(THIS BOXED AREA DOES NOT PRINT)